Exhibit 10.5

ASSET PURCHASE AGREEMENT

BETWEEN

CASPER RETIREMENT, LLC

GRAND ISLAND RETIREMENT, LLC

BILLINGS RETIREMENT, LLC

MARION RETIREMENT, LLC AND

MANSFIELD RETIREMENT, LLC

COLLECTIVELY AS SELLERS,

AND

CNL PROPERTIES TRUST, LP

AS PURCHASER

Dated as of December     , 2011

TABLE OF CONTENTS

LISTS OF EXHIBITS AND SCHEDULES			v

1.	DEFINITIONS		2

	1.1	Definitions	2

2.	PURCHASE AND SALE, ASSETS AND LIABILITIES		10

	2.1	Purchase and Sale	10

	2.2	Description of the Assets	10

	2.3	Excluded Assets	12

	2.4	Retained Liabilities	13

	2.5	Assumed Liabilities	13

	2.6	Tenant-Held Assets. »	14

3.	PURCHASE PRICE		14

	3.1	Purchase Price	14

	3.2	Deposit	14

	3.3	Payment of Purchase Price	16

	3.4	Allocation of Purchase Price	16

4.	DUE DILIGENCE AND INSPECTION		16

	4.1	Right to Inspect	16

	4.2	Matters Relating to Title	18

	4.3	Assignment and Assumption of Facility Contracts, Tenant Leases, and Transferred Licenses and Permits	19

	4.4	Inventory	20

	4.5	Licensing	20

	4.6	Financing	20

	4.7	Purchaser’s Election Whether or Not to Proceed	20

	4.8	Release and Indemnification	20

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5.	REPRESENTATIONS AND WARRANTIES		21

	5.1	Sellers’ Representations and Warranties	21

	5.2	Purchaser’s Representations and Warranties	28

6.	COVENANTS		29

	6.1	Confidentiality	29

	6.2	Assessments	30

	6.3	Conduct of the Businesses	30

	6.4	Licenses and Permits	31

	6.5	Tax Contests	31

	6.6	Notices and Filings	32

	6.7	Further Assurances	32

	6.8	Estoppel Certificate	33

	6.9	Exclusivity	33

	6.10	Bulk Sales	33

	6.11	Employees	33

7.	CLOSING CONDITIONS		34

	7.1	Purchaser’s Closing Conditions	34

	7.2	Failure of Any Purchaser’s Closing Condition	35

	7.3	Sellers’ Closing Conditions	35

	7.4	Failure of Sellers’ Closing Conditions	36

8.	CLOSING		36

	8.1	Closing Date	36

	8.2	Closing Escrow	36

	8.3	Sellers’ Closing Deliveries	37

	8.4	Purchaser’s Closing Deliveries	39

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9.	EXPENSES		39

	9.1	Closing Statement	39

	9.2	Expenses	39

	9.3	Cash	39

	9.4	Employees	40

	9.5	Purchaser’s Transaction Costs	40

	9.6	Sellers’ Transaction Costs	40

10.	DEFAULT AND REMEDIES		40

	10.1	Sellers’ Default	40

	10.2	Purchaser’s Default	41

	10.3	Liquidated Damages	41

11.	RISK OF LOSS		41

	11.1	Casualty	41

	11.2	Condemnation	41

12.	SURVIVAL, INDEMNIFICATION AND RELEASE		42

	12.1	Survival	42

	12.2	Indemnification by Sellers	42

	12.3	Indemnification by Purchaser	42

	12.4	Indemnification Procedure. Notice of Indemnification Claim	42

	12.5	Guarantor Guaranty	43

	12.6	Exclusive Remedy for Indemnification Loss	43

13.	MISCELLANEOUS PROVISIONS		44

	13.1	Notices	44

	13.2	Time is of the Essence	45

	13.3	Assignment	45

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13.4	Successors and Assigns	45

13.5	Third Party Beneficiaries	46

13.6	Rules of Construction	46

13.7	Severability	46

13.8	Jurisdiction and Venue	46

13.9	Waiver of Trial by Jury	47

13.10	Attorneys’ Fees	47

13.11	Incorporation of Recitals, Exhibits and Schedules	47

13.12	Entire Agreement	47

13.13	Further Assurances	47

13.14	Effect of Delay and Waivers	48

13.15	Amendments, Waivers and Termination of Agreement	48

13.16	Execution of Agreement	48

13.17	Tax Disclosures	48

13.18	Liability of Interest-Holders in Sellers and Purchaser and their Affiliates	48

13.19	Good Faith Efforts	48

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LISTS OF EXHIBITS AND SCHEDULES

List of Exhibits

Exhibit A-1 – Casper Fee Premises

Exhibit A-2 – Grand Island Fee Premises

Exhibit A-3 – Billings Fee Premises

Exhibit A-4 – Marion Fee Premises

Exhibit A-5 – Mansfield Fee Premises

Exhibit 8.3.1 – Closing Certificate

Exhibit 8.3.2 – Deeds

Exhibit 8.3.3 – Bill of Sale

Exhibit 8.3.5 – Assignment and Assumption of Intellectual Property

Exhibit 8.3.6 – Assignment and Assumption of Leases

Exhibit 8.3.7 – Assignment and Assumption of Resident Agreements

Exhibit 8.3.17 – Sellers’ Certificate

Exhibit 8.4.3 – Closing Certificate

List of Schedules

Schedule 1.1 – Facility Lease Terms

Schedule 2.2.5 – Tenant Leases

Schedule 2.2.6 – Intellectual Property

Schedule 2.2.7 – Facility Contracts

Schedule 2.2.8 – Licenses and Permits

Schedule 2.2.13 – Resident Agreements

Schedule 2.3.2 – Excluded Assets: Third-Party Assets

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Schedule 2.4(f) – Retained Liabilities

Schedule 5.1.16 – Labor and Employment Matters

Schedule 5.1.17 – Construction Contracts

Schedule 5.1.20 – Environmental Condition of Real Property

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December     , 2011 (the “Effective Date”), by and between CASPER RETIREMENT, LLC, a South Dakota limited liability company, GRAND ISLAND RETIREMENT, LLC, a South Dakota limited liability company, BILLINGS RETIREMENT, LLC, a South Dakota limited liability company, MARION RETIREMENT, LLC, a South Dakota limited liability company and MANSFIELD RETIREMENT, LLC, a South Dakota limited liability company (each a “Seller” and collectively “Sellers”), and CNL PROPERTIES TRUST, LP, a Delaware limited partnership (“Purchaser”) (Sellers and Purchaser are at times hereinafter referred to individually as a “Party” and collectively as the “Parties”).

R E C I T A L S

A. CASPER RETIREMENT, LLC, a South Dakota limited liability company is the owner of all of the assets and interests which constitute the senior living facility commonly known as the Primrose Retirement Community of Casper located in Casper, Wyoming (the “Casper Facility”).

B. GRAND ISLAND RETIREMENT, LLC, a South Dakota limited liability company is the owner of all of the assets and interests which constitute the senior living facility commonly known as Primrose Retirement Community of Grand Island located in Grand Island, Nebraska (the “Grand Island Facility”).

C. BILLINGS RETIREMENT, LLC, a South Dakota limited liability company is the owner of all of the assets and interests which constitute the senior living facility commonly known as Sweetwater Retirement Community located in Billings, Montana (the “Billings Facility”).

D. MARION RETIREMENT, LLC, a South Dakota limited liability company is the owner of all the assets and interests which constitute the senior living facility commonly known as Primrose Retirement Community of Marion located in Marion, Ohio (the “Marion Facility”).

E. MANSFIELD RETIREMENT, LLC, a South Dakota limited liability company is the owner of all the assets and interests which constitute the senior living facility commonly known as Primrose Retirement Community of Mansfield located in Mansfield, Ohio (the “Mansfield Facility”).

F. Purchaser desires to purchase, and Sellers desire to sell the Assets on the terms and conditions set forth in this Agreement.

G. Purchaser also wishes to lease the Assets back to an Affiliate of the Sellers on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the provisions contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1 Definitions. In addition to the terms defined in the body of this Agreement, the following terms will have the following meanings in this Agreement:

“Affiliate” has the following meaning: two entities are “Affiliates” if

(a)	one of the entities is a Subsidiary of the other entity;

(b)	both of the entities are Subsidiaries of the same entity; or

(c)	both of the entities are Controlled by the same Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allocated Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Applicable Law” means (i) all federal, state, and local statutes, laws, common law, rules, regulations, ordinances, codes, guidances, policies, or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority of competent jurisdiction, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

“Assets” has the meaning set forth in Section 2.2 of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5 of this Agreement.

“Bankruptcy Code” has the meaning set forth in Section 5.1.15 of this Agreement.

“Billings Facility” has the meaning set forth in Recital C of this Agreement.

“Billings Fee Premises” means that certain real property more particularly described as such on Composite Exhibit “A-3” attached hereto.

“Billings Improvements” means all buildings, structures, and improvements located on or affixed to the Billings Fee Premises, including all fixtures which constitute real property under Applicable Law.

“Books and Records” has the meaning set forth in Section 2.2.12 of this Agreement.

“Businesses” means all of the businesses currently being operated on the Real Property and all activities related thereto.

“Business Day” means any day other than a Saturday, Sunday or any United States federal legal holiday.

“Casper Facility” has the meaning set forth in Recital A of this Agreement.

“Casper Fee Premises” means that certain real property more particularly described as such on Composite Exhibit “A-1” attached hereto.

“Casper Improvements” means all buildings, structures, and improvements located on or affixed to the Casper Fee Premises, including all fixtures which constitute real property under Applicable Law.

“Casualty” has the meaning set forth in Section 11.1 of this Agreement.

“Closing” has the meaning set forth in Section 8.1 of this Agreement.

“Closing Date” means the date on which the Closing takes place.

“Closing Escrow” has the meaning set forth in Section 8.2 of this Agreement.

“Closing Escrow Agreement” has the meaning set forth in Section 8.2 of this Agreement.

“Closing Statement” has the meaning set forth in Section 9.1 of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Condemnation” has the meaning set forth in Section 11.2 of this Agreement.

“Compete” has the meaning set forth in Section 6.12 of this Agreement.

“Contracts” means any maintenance, service and supply contracts, and all other similar agreements for goods or services provided to Sellers in connection with the Businesses

“Control” means:

(a) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (i) the shareholders of the corporation, in the case of a corporation, (ii) the shareholders of the general partner, in the case of a limited partnership, or (iii) the equity holders or other voting participants of a Person that is not a corporation or limited partnership; or

(b) the right to elect or appoint, directly or indirectly, a majority of (i) the directors of the corporation, in the case of a corporation, (ii) the directors of the general partner, in the case of a limited partnership, or (iii) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of a Person that is not a corporation or limited partnership,

(c) and “Controlled” has a corresponding meaning.

“Covered Person” has the meaning set forth in Section 6.12 of this Agreement.

“Deeds” means the deeds to be delivered by Sellers to Purchaser pursuant to Section 8.3.2.

“Deposit” has the meaning set forth in Section 3.2.1 of this Agreement.

“Effective Date” has the meaning set forth in the opening paragraph of this Agreement.

“Employees” means at the time in question all Persons employed by or for the benefit of Sellers or any facility manager full-time and part-time in connection with the Businesses.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with (i) the presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Real Property, or (ii) any violation of any Environmental Laws with respect to the Assets.

“Environmental Laws” means all Applicable Law relating to industrial hygiene or to environmental or unsafe conditions or to human health including, but not limited to, those relating to the generation, manufacture, storage, handling, transportation, disposal, release, emission or discharge of Hazardous Materials, including those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to the Assets, including, without limitation, the Real Property, and those relating to the atmosphere, soil, surface and ground water, wetlands, stream sediments and vegetation on, under, in or about the Assets, including, without limitation, the Real Property.

“Environmental Liabilities” means all Liabilities under any Environmental Laws arising from or in connection with the Assets, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential presence, spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air, Improvements or other environmental media.

“Environmental Reports” means those certain environmental reports obtained in connection with the transactions contemplated herein with respect to the Real Property, as applicable, or any portion thereof.

“ERISA” means the Employee Retirement Income Security Act, as amended from time to time and any regulations, ratings and guidance issued pursuant thereto.

“Escrow Agent” means Title Company, acting in its capacity as escrow agent pursuant to the terms hereof, or such other escrow agent as is mutually acceptable to Sellers and Purchaser.

“Exception Cure Period” has the meaning set forth in Section 4.2.1 of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.3 of this Agreement.

“Facilities” means, collectively, the Casper Facility, the Grand Island Facility, the Billings Facility, the Marion Facility and the Mansfield Facility.

“Facility Contracts” has the meaning set forth in Section 2.2.7 of this Agreement.

“Facility Lease” means, for any Property, a lease between Landlord and Tenant under the terms and conditions set forth on Schedule 1.1 of this Agreement and the form of which is to be agreed upon by the Parties during the Inspection Period.

“Fee Premises” means, collectively, the Casper Fee Premises, the Grand Island Fee Premises, the Billings Fee Premises, the Marion Fee Premises and the Mansfield Fee Premises.

“Governmental Authority” means any federal, state or local government or other political subdivision thereof, including, without limitation, any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Grand Island Facility” has the meaning set forth in Recital B of this Agreement.

“Grand Island Fee Premises” means that certain real property more particularly described as such on Composite Exhibit “A-2” attached hereto.

“Grand Island Improvements” means all buildings, structures, and improvements located on or affixed to the Grand Island Fee Premises, including all fixtures which constitute real property under Applicable Law.

“Guarantor” means each of James L. Thares, Brian J. Morgan, Wiliam J. Schaefbauer II and Mark W. McNeary.

“Hazardous Materials” means petroleum and petroleum products, flammable explosives, radioactive materials (excluding radioactive materials in smoke detectors), polychlorinated biphenyls, radon, lead/asbestos in any form, hazardous waste, toxic or hazardous substances, molds, microbiological agents, and other related materials whether in the form of a chemical, biologic, element, natural agent, compound, solution, mixture or otherwise, all to the extent identified, managed, regulated or governed by Environmental Law, including, but not limited to, those materials defined under Environmental Laws as “hazardous substances,” “extremely hazardous substances,” “hazardous chemicals,” “hazardous materials,” “toxic substances,” “solid waste,” “toxic chemicals,” “air pollutants,” “toxic pollutants,” “hazardous wastes,” “extremely hazardous waste,” or “restricted hazardous waste”.

“Improvements” means the Casper Improvements, the Grand Island Improvements, the Billings Improvements, the Marion Improvements and the Mansfield Improvements.

“Indemnification Loss” means, with respect to any Indemnitee, any Liability, including, without limitation, reasonable attorneys’ fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

“Indemnification Claim” has the meaning set forth in Section 12.4 of this Agreement.

“Indemnitee” has the meaning set forth in Section 12.4 of this Agreement.

“Indemnitor” has the meaning set forth in Section 12.4 of this Agreement.

“Initial Lease Basis” has the meaning set forth on Schedule 1.1 of this Agreement.

“Inspection Period” means the period beginning on the Effective Date of this Agreement and ending at 5:00 p.m., Eastern Standard Time, on the forty-fifth (45th) day following such Effective Date; provided, however, that the Inspection Period may be extended by an additional thirty (30) days upon placement by Purchaser of an additional $100,000 Deposit with Escrow Agent prior to the expiration of the 45th day of the Inspection Period. Although held with the Deposit, such additional $100,000 deposit shall be non-refundable to Purchaser, except in the event of a Sellers’ default hereunder.

“Inspections” means any inspections, examinations, tests, investigations, or studies of the Assets, including, without limitation, the Real Property, the Improvements or the Businesses conducted by or on behalf of Purchaser (or any Affiliate thereof).

“Intangible Assets” has the meaning set forth in Section 2.2.11 of this Agreement.

“Intellectual Property” means all works of authorship, including without limitation, all literary works, pictorial, graphic and sculptural works, architectural works, software, works of visual art, and any other work that may be the subject matter of copyright protection and all worldwide registrations thereof; any trademarks, service marks, brand names, trade dress, trade names, designs and any other word, symbol, device, product configuration, slogan or any combination thereof used to distinguish or identify goods or services that may be the subject matter of trademark protection, including all worldwide applications and registrations therefore and associated goodwill; any patents, invention disclosures or inventions, including all processes, machines, manufactures and compositions of matter, designs and any other invention that may be the subject matter of patent protection, and all worldwide statutory or other legal protection obtained or obtainable therein, including without limitation all published and granted patents and pending applications and provisionals, reissues, divisionals, renewals, extensions, continuations, and continuations-in-part, design patents and industrial design registrations; all domain names, URLs, websites, and all data, content, “look and feel”, operating and underlying code or software of all websites; all trade secrets, proprietary information, data, and knowledge and experience of a technical, commercial or administrative nature, including all proprietary information, know-how, information processes, operating, maintenance and other manuals, data and databases, computer programs, including all documentation, design specifications, and flowcharts, operational and other plans, schematics and drawings, customer data and lists, advertising, marketing and product concepts and campaigns and other valuable or proprietary information or data; and all worldwide statutory protection obtained or obtainable thereon on all of the preceding; all rights to enforce, enjoin or sue, any claims, judgments, causes of action or other legal and equitable rights and remedies arising out of or related to any infringement, misappropriation or violation of any of the foregoing; and all right, title and interest to claim royalties, residuals, damages and other remuneration for use of any of the foregoing rights.

“Landlord” means Purchaser, or Purchaser’s designee, as “landlord” under any Facility Lease.

“Liability” means any liability, obligation, damage, loss, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, and “Liabilities” has a corresponding meaning.

“Licenses and Permits” has the meaning set forth in Section 2.2.8 of this Agreement.

“Mansfield Facility” has the meaning set forth in Recital E of this Agreement.

“Mansfield Fee Premises” means that certain real property more particularly described as such on Composite Exhibit “A-5” attached hereto.

“Mansfield Improvements” means all buildings, structures, and improvements located on or affixed to the Mansfield Fee Premises, including all fixtures which constitute real property under Applicable Law.

“Marion Facility” has the meaning set forth in Recital D of this Agreement.

“Marion Fee Premises” means that certain real property more particularly described as such on Composite Exhibit “A-4” attached hereto.

“Marion Improvements” means all buildings, structures, and improvements located on or affixed to the Marion Fee Premises, including all fixtures which constitute real property under Applicable Law.

“New Survey Defect” has the meaning set forth in Section 4.2.3 of this Agreement.

“New Title Exception” has the meaning set forth in Section 4.2.3 of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with Sellers’ past custom and practice for the applicable Business (including with respect to maintaining a sufficient supply of inventory), taking into account the seasonality of the Business and such other facts and circumstances in existence from time to time.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Person” means any natural person, firm, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

“Permitted Exception” has the meaning set forth in Section 4.2.1 of this Agreement.

“Personal Property” has the meaning set forth in Section 2.2.3 of this Agreement.

“Property Condition Evaluations” means the property condition evaluations obtained by Purchaser in connection with the transaction contemplated herein with respect to the Assets or any portion thereof.

“Purchase Price” has the meaning set forth in Section 3.1 of this Agreement.

“Purchaser” has the meaning set forth in the opening paragraph of this Agreement.

“Purchaser’s Closing Condition Failure” has the meaning set forth in Section 7.2 of this Agreement.

“Purchaser’s Closing Conditions” has the meaning set forth in Section 7.2 of this Agreement.

“Purchaser’s Closing Deliveries” has the meaning set forth in Section 8.4 of this Agreement.

“Purchaser’s Default” has the meaning set forth in Section 10.2 of this Agreement.

“Purchaser’s Documents” has the meaning set forth in Section 5.2.2 of this Agreement.

“Purchaser’s Due Diligence Reports” means all studies, reports and assessments prepared by any Person for or on behalf of Purchaser and at Purchaser’s direction (other than any internal studies, reports and assessments prepared by any of Purchaser’s employees, attorneys or accountants) in connection with the Inspections.

“Purchaser’s Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Purchaser’s Inspectors” means any Person that conducted any Inspections for or on behalf of Purchaser or any Affiliate thereof.

“Purchaser’s Transaction Costs” means the Purchase Price plus up to $400,000 of Purchaser’s due diligence costs and costs incurred pursuant to Section 9.5 of this Agreement.

“Real Property” means, collectively, the Fee Premises and the Improvements.

“Resident” means any person occupying a portion of a Facility pursuant to a Resident Agreement.

“Resident Agreements” has the meaning set forth in Section 2.2.513 of this Agreement.

“Retained Liabilities” has the meaning set forth in Section 2.4 of this Agreement.

“Retained Licenses and Permits” means those Licenses and Permits which are labeled as “Retained Licenses and Permits” on Schedule 2.2.8.

“Seller” and “Sellers” have the meanings set forth in the opening paragraph of this Agreement.

“Sellers’ Certificate” means that certain document, the form of which is attached hereto as Exhibit “8.3.17”, to be delivered by each Seller at Closing.

“Sellers’ Closing Condition Failure” has the meaning set forth in Section 7.4 of this Agreement.

“Sellers’ Closing Conditions” has the meaning set forth in Section 7.3 of this Agreement.

“Sellers’ Closing Deliveries” has the meaning set forth in Section 8.3 of this Agreement.

“Sellers’ Default” has the meaning set forth in Section 10.1 of this Agreement.

“Sellers’ Documents” has the meaning set forth in Section 5.1.2 of this Agreement.

“Sellers’ Due Diligence Materials” means all documents and materials provided by Sellers to Purchaser, pursuant to this Agreement or otherwise, together with any copies or reproductions of such documents or materials.

“Sellers’ Indemnitees” means Sellers and their Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, assigns, legal representatives, heirs and devisees of each of the foregoing.

“Special Closing Contingencies” shall have the meaning set forth in Section 8.1 of this Agreement.

“Subsidiary” means, in respect of any Person:

(a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (i) such Person, (ii) such Person and one or more subsidiaries of such Person, or (iii) one or more subsidiaries of such Person; or

(b) any limited or general partnership, joint venture, limited liability company or other entity as to which (i) such Person, (ii) such Person and one or more of its subsidiaries, or (iii) one or more subsidiaries of such Person owns, more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof), of such limited or general partnership, joint venture, limited liability company or other entity, as the case may be.

“Survey Defects” has the meaning set forth in Section 4.2.1 of this Agreement.

“Surveys” means the surveys of the Real Property, or any portion thereof, to be obtained by Purchaser, at Purchaser’s option, during the Inspection Period.

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on any Seller with respect to the Assets, including without limitation, the Businesses, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transactions described in this Agreement.

“Tenant” means TSMM, LLC, a South Dakota limited liability company, or its Affiliate, as “tenant” under any Facility Lease.

“Tenant Leases” has the meaning set forth in Section 2.2.5 of this Agreement.

“Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

“Third-Party Estoppels” has the meaning set forth in Section 6.8 of this Agreement.

“Title Commitment” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Company” means Fidelity National Title Insurance Company, whose address is 1 East Washington Street, Suite 450, Phoenix, Arizona 85004, Attention: M. Duane Smith, Director of Major Accounts

“Title Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Notice” has the meaning set forth in Section 4.2.1 of this Agreement.

“Title Policies” has the meaning set forth in Section 4.2.4 of this Agreement.

“Transferred Licenses and Permits” means those Licenses and Permits which are labeled as “Transferred Licenses and Permits” on Schedule 2.2.8.

“Unpermitted Exceptions” has the meaning set forth in Section 4.2.1 of this Agreement.

“Warranties” has the meaning set forth in Section 2.2.10 of this Agreement.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

2.	PURCHASE AND SALE, ASSETS AND LIABILITIES

2.1 Purchase and Sale. Sellers agree to sell the Assets to Purchaser and Purchaser agrees to buy the Assets from Sellers, all in accordance with the terms and conditions set forth in this Agreement.

2.2 Description of the Assets. In this Agreement, the term “Assets” means all of the following, but expressly excluding the Excluded Assets:

2.2.1 Real Property. The Fee Premises.

2.2.2 Fixtures. All fixtures located on, attached to and/or forming a part of the Real Property, other than those which constitute the Improvements (the “Fixtures”).

2.2.3 Personal Property. All tangible personal property, including, without limitation, any and all furniture, equipment, machinery, tools, and appliances, located at the Real Property or used in connection with the Businesses (the “Personal Property”).

2.2.4 Consumables. All food, consumable supplies and inventories of every kind owned by Sellers as of the Closing Date and located at and used in connection with the operation of the Businesses (the “Consumables”).

2.2.5 Tenant Leases. All of Sellers’ right, title and interest in and to all leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property (other than the Resident Agreements), a complete listing of which is attached hereto as Schedule 2.2.5 (the “Tenant Leases”) together with all security deposits and community entrance fees held by Sellers thereunder.

2.2.6 Intellectual Property. Any and all Intellectual Property relating to the Businesses, including, without limitation, the Intellectual Property identified on Schedule 2.2.6, but specifically excluding any rights to (a) the word “Primrose”, (b) the “flower design” used in connection with the Primrose Retirement Communities name and (c) the phrase “This is Living”, each of which shall remain the property of Sellers.

2.2.7 Facility Contracts. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any contracts which are applicable to the operation of the Businesses (the “Facility Contracts”), which Facility Contracts are set forth in Schedule 2.2.7, together with all deposits made or held by Sellers thereunder.

2.2.8 Transferred Licenses and Permits. All of Sellers’ right, title and interest in and to the Transferred Licenses and Permits together with any deposits made by Sellers thereunder. A complete listing of all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are currently held by Sellers with respect to the Assets, including, without limitation, all such licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority necessary for the use, operation, or occupancy of the Real Property or the Businesses is attached hereto as Schedule 2.2.8 (the “Licenses and Permits”).

2.2.9 Plans and Specifications. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any plans and specifications, blue prints, architectural plans, engineering diagrams and similar items which specifically relate to the Real Property (the “Plans and Specifications”).

2.2.10 Warranties. To the extent assignable or transferable, all warranties and guaranties held by Sellers with respect to any of the Assets (the “Warranties”).

2.2.11 Intangible Assets. To the extent assignable or transferable, all of Sellers’ right, title and interest in and to any and all drawings, surveys, environmental and soil reports, telephone and facsimile numbers listing in directories, customer and supplier lists and files, guest lists, credit records, labels, security codes, all records and sales and other customer data, and any unexpired guaranties or warranties (collectively with the Tenant Leases, Transferred Licenses and Permits, Plans and Specifications and Warranties referred to as the “Intangible Assets”).

2.2.12 Books and Records. Copies of all of Sellers’ books and records which relate to the Real Property or the Businesses, but expressly excluding all documents and other materials which are legally privileged or constitute attorney work product (the “Books and Records”).

2.2.13 Resident Agreements. All of Sellers’ right, title and interest in and to all resident agreements or similar contracts granting to any other Person the right to use or occupy any portion of the Real Property (other than Tenant Leases), a complete listing of which is attached hereto as Schedule 2.2.13, together with all security deposits held by Sellers thereunder (the “Resident Agreements”).

2.2.14 Other Assets. All other assets, rights, and interest of Sellers in and to the Fee Premises, Improvements or Businesses, not constituting Excluded Assets.

2.3 Excluded Assets. Notwithstanding anything to the contrary in Section 2.2, the following property, assets, rights and interests (the “Excluded Assets”) are excluded from the Assets:

2.3.1 Cash. Except for deposits expressly included in Section 2.2, all cash on hand or on deposit in any operating account or other account or reserve maintained in connection with the Real Property or the Businesses.

2.3.2 Third-Party Assets. Any removable fixtures, personal property or intellectual property owned by third-parties and more particularly set forth on the attached Schedule 2.3.2.

2.3.3 Motor Vehicles. Any buses or minivans.

2.3.4 Retained Licenses and Permits. The Retained Licenses and Permits as more particularly set forth in Schedule 2.2.8, unless and to the extent that Applicable Law or Purchaser’s lender requires the same to be held by Purchaser, in which event such Retained Licenses and Permits shall be deemed Transferred Licenses and Permits.

2.3.5 Accounts Receivable. Sellers’ accounts receivable and rents receivable.

2.3.6 Unwanted Assets. Any other assets of Sellers that, notwithstanding their inclusion within the definition of Assets, Purchaser specifically declines to accept by written notice to Sellers prior to the expiration of the Inspection Period.

2.4 Retained Liabilities. At Closing, Sellers shall retain all Liabilities for, and Purchaser shall not have any obligation or Liability concerning:

(a) any Liabilities under the Tenant Leases, Contracts, and Licenses and Permits which have arisen, accrued or pertain to a period prior to the Closing Date, including, without limitation, the Liability for the payment of any amounts due and payable or accrued but not yet due or payable prior to the Closing Date under the Tenant Leases, Contracts, and Licenses and Permits; and

(b) the payment of all Taxes and assessments due and payable or accrued but not yet paid prior to the Closing Date, except to the extent Purchaser has received a credit for such Taxes and assessments under Article 9; and

(c) the employment and employment benefits of any Employees, including the payment of any compensation, accrued paid time off, sick time, personal days and any amounts accrued under any employee benefit or welfare plan of Sellers; and

(d) any claim for personal injury or property damage to a Person which is based on any event which occurred at the Real Property or in connection with the Businesses prior to the Closing Date; and

(e) any damages (including costs of cleanup, containment or other remediation) arising from or in connection with any environmental health or safety liabilities arising out of or relating to (i) the ownership or operation by any Person at any time on or prior to the Closing Date of the Assets, or (ii) any bodily injury (including illness, disability and death, regardless of when any bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any assets in any way arising from or allegedly arising from any hazardous activity conducted by any Person with respect to the Assets, that was present or suspected to be present on or before the Closing Date on or at the Real Property (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any property and was present or suspected to be present on the Real Property, on or prior to the Closing Date), or was released or allegedly released by any Person on, at, or about the Assets at any time on or prior to the Closing Date; and

(f) any actual, pending or threatened litigation as set forth on Schedule 2.4(f) (collectively, all items contained in this Section 2.4 being the “Retained Liabilities”).

The rights and obligations of the Parties under this Section 2.4 shall survive the Closing.

2.5 Assumed Liabilities. At Closing, Purchaser shall assume (i) all Liabilities under the Tenant Leases, Facility Contracts, Transferred Licenses and Permits and Resident Agreements that are not Retained Liabilities and which arise or accrue on or after the Closing Date, and (ii) the payment of Taxes and Association Assessments which arise or accrue on or after the Closing Date (“Assumed Liabilities”). The Parties agree and acknowledge that Sellers shall be responsible for certain of the Assumed Liabilities after the Closing Date pursuant to the Lease Agreements. The rights and obligations of the Parties under this Section 2.5 shall survive Closing.

2.6 Tenant-Held Assets. »

Notwithstanding their inclusion in the Purchase Price for the Assets being conveyed as of Closing, unless otherwise required by its Lender, Purchaser agrees that the following Assets shall remain the property of and in the possession of the Sellers or the Tenant as Sellers’ nominee, provided that as of expiration or earlier termination of the Facility Leases, Seller shall or shall cause Tenant to convey, pursuant to the terms of the Facility Leases, each of the following to Purchaser or Purchaser’s Affiliate or nominee for no additional consideration:

(a)	Tenant Leases;

(b)	Facility Contracts;

(c)	Licenses and Permits;

(d)	Resident Agreements; and

(e)	Motor Vehicles.

The terms of this provision shall expressly survive Closing.

3.	PURCHASE PRICE

3.1 Purchase Price. The purchase price for the Assets is Eighty-Four Million Dollars ($84,050,000) (the “Purchase Price”), which shall be adjusted at Closing as expressly set forth in this Agreement. The parties hereby agree that the Purchase Price shall be allocated (i) among each Property (the “Allocated Purchase Price”) as agreed upon by Sellers and Purchaser during the Inspection Period, (ii) the various components of the Land and Improvements comprising each Property as determined by Purchaser in its sole and absolute discretion, and (iii) prepaid sales tax on the rental of personal property.

3.2 Deposit.

3.2.1 Deposit. Within three (3) Business Days after the Effective Date, Purchaser shall deliver to Escrow Agent the sum of Four Hundred Thousand Dollars ($400,000), which shall be held by the Escrow Agent as a deposit under this Agreement (the “Deposit”) in good funds either by certified bank or cashier’s check or by federal wire transfer or by an irrevocable letter-of-credit. If Purchaser extends the Inspection Period by placing an additional $100,000 with the Escrow Agent, then such additional funds shall become a part of the Deposit except that it shall not be refundable to Purchaser except as a result of Sellers’ default or failure of a Purchaser’s Closing Contingency under this Agreement.

3.2.2 Maintenance of Deposit. The Deposit shall be held by the Escrow Agent in an interest-bearing account, under Purchaser’s taxpayer identification number of

27-2963394, pursuant to the terms and conditions of this Agreement with such changes thereto as may be agreed to by Sellers and Purchaser pursuant thereto. The Deposit shall be fully refunded to Purchaser upon termination of this Agreement by Purchaser prior to the expiration of the Inspection Period and otherwise if this Agreement is terminated by Purchaser in accordance with any right of Purchaser to do so under this Agreement. Otherwise, it shall be non-refundable to Purchaser except as expressly provided in this Agreement. If the Deposit is to be paid to Sellers under the provisions of this Agreement, Escrow Agent shall pay the Deposit to Sellers in the manner and on the terms and conditions set forth herein.

3.2.3 Disbursement of Deposit to Sellers. At Closing, Purchaser shall cause the Escrow Agent to disburse the Deposit to Sellers, and Purchaser shall receive a credit against the Purchase Price in the amount of the Deposit (including the $100,000 additional deposit, if any) disbursed to Sellers.

3.2.4 Refund of Deposits to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Deposit under any express provision of this Agreement, then the Escrow Agent shall disburse the Deposit to Purchaser no later than two (2) Business Days after termination. Notwithstanding the foregoing, if the Deposit includes an additional $100,000 paid by Purchaser to extend the Inspection Period, such $100,000 portion of the Deposit shall be paid to Sellers, unless the termination is as a result of a Seller default or failure of a Purchaser’s Closing Contingency.

3.2.5 Forfeiture of Deposit. If Purchaser’s Default occurs and remains uncured beyond any applicable cure period, upon the expiration of such cure period, Purchaser shall forfeit the Deposit and Escrow Agent shall disburse the Deposit to Sellers no later than two (2) Business Days after the expiration of such cure period.

3.2.6 Disagreements Regarding Deposit. If Escrow Agent shall be unable to determine at any time to whom the Deposit should be paid or if a dispute should develop between Sellers and Purchaser concerning the disposition of the Deposit, then in any such event, Escrow Agent shall pay the Deposit in accordance with the joint (or consistent) written instructions of Sellers and Purchaser. In the event that such joint (or consistent) written instructions shall not be received by Escrow Agent within ten (10) days after Escrow Agent shall have served written requests for such joint (or consistent) written instructions upon Sellers and Purchaser, Escrow Agent shall have the right to pay all of the Deposit into a court of competent jurisdiction in Orlando, Florida and to interplead Sellers and Purchaser in respect thereof; and, thereafter, Escrow Agent shall be discharged of any further or continuing obligations in connection with the Deposit.

3.2.7 Escrow Agent’s Costs and Expenses. If costs and expenses (including attorneys’ fees) are incurred by Escrow Agent because of litigation or any dispute between Sellers and Purchaser arising out of the holding of the Deposit, the non-prevailing party in such dispute shall reimburse Escrow Agent for reasonable costs and expenses incurred. Sellers and Purchaser hereby agree and acknowledge that Escrow Agent assumes no Liability in connection with the holding or investment of the Deposit pursuant hereto, except for the negligence or willful misconduct of Escrow Agent and its employees and agents. Escrow Agent shall not be responsible for the validity, correctness or genuineness of any document or notice referred to herein; and, in the event of any dispute under this Agreement relating to the disposition of the Deposit, Escrow Agent may seek advice from its own counsel and, provided that Escrow Agent tenders the deposit into a court of competent jurisdiction in Orlando, Florida, Escrow Agent shall be fully protected in any action taken in good faith in accordance with the opinion of Escrow Agent’s counsel.

3.3 Payment of Purchase Price.

3.3.1 Payment at Closing. At Closing, Purchaser shall pay to the applicable Seller (as directed by the Sellers) by wire transfer an amount equal to cash portion of the Purchase Price (as adjusted pursuant hereto), less the Deposit. Purchaser shall cause the wire transfer of funds to be received by Sellers no later than 5:00 p.m. (Eastern Time) on the Closing Date.

3.3.2 Method of Payment. All amounts to be paid by Purchaser to Sellers pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

3.4 Allocation of Purchase Price. The Parties agree that the Purchase Price shall be allocated (i) between the Fee Premises as agreed by the Parties during the Inspection Period, and (ii) between the Real Property and the Personal Property for each facility for federal, state and local tax purposes as determined by Purchaser in its sole and absolute discretion. The Parties shall file all transfer tax forms and all federal, state and local tax returns and related tax documents consistent with the allocation determined by Purchaser, as the same may be adjusted pursuant to Article 9 or any other provision of this Agreement.

4.	DUE DILIGENCE AND INSPECTION

4.1 Right to Inspect. At all times prior to Closing, Purchaser and Purchaser’s Inspectors shall, subject to reasonable advance notice to the applicable Seller, have the right to enter upon the Real Property and to perform, at Purchaser’s expense, such inspections of and concerning the Assets, and other tests, studies, reviews and investigations, as Purchaser may deem appropriate. Upon two (2) Business Days’ notice, Purchaser shall have the right to meet and interview (with the applicable Seller present if such Seller so elects) management including but limited to: Executive Director, Director of Marketing, Director of Nursing, Dietary Manager, as well as maintenance of the Facilities to discuss the Businesses, including the revenues, expenses, operation and physical condition of the Assets. In addition, Purchaser shall have the right, but not the obligation, to contact such Governmental Authorities as it may elect in connection with the transactions contemplated by this Agreement. The Inspections shall not unreasonably interfere with the operation of the Businesses. To the extent in Sellers’ possession or control, Sellers shall furnish to Purchaser copies of the following within three (3) Business Days of the Effective Date, each of which will be a true, correct and complete copy of the document it purports to be:

(i) All Warranties which are still in effect to which Sellers may be entitled to make a claim;

(ii) All Licenses and Permits;

(iii) The most recent real estate tax statements with respect to the Real Property, if any;

(iv) The Surveys, engineering and architectural plans, drawings and specifications relating to the Real Property, as applicable, including, without limitation, the Plans and Specifications;

(v) All contracts affecting the Assets in any material respect;

(vi) Copies of the Books and Records, including but not limited to GAAP internally prepared financial statements for the prior three (3) years for each Property;

(vii) All Tenant Leases and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable in connection therewith which will be binding on Purchaser;

(viii) All Resident Agreements; and

(ix) All other information and documentation that Purchaser may reasonably request in writing regarding the Assets.

Purchaser shall also have the option, at Purchaser’s cost and expense, to obtain (and disclose, if required by Applicable Law) audited financial statements for each Property and for the Guarantor for the prior three (3) years, and in such case, Sellers agree to cooperate with Purchaser and Purchaser’s auditors in the preparation of the same. Purchaser and Purchaser’s Inspectors shall take all reasonable precautions to minimize the impact on the Assets of any Inspections and shall coordinate with Sellers regarding communications with Sellers’ employees and Governmental Authorities relating to the Inspections. With respect to physical Inspections of the Assets to be conducted by Purchaser (e.g., environmental Inspections), Purchaser shall retain professional third-party consultants to complete such Inspections and shall require such third-party consultants to maintain liability insurance coverage for their activities that is consistent with liability insurance coverage customarily maintained by similar professional third-party consultants. Such third-party consultants will be notified of and advised to comply with the confidentiality provisions set forth in this Agreement. If Purchaser or Purchaser’s Inspectors intend to take any sample from the Real Property in connection with any physical investigations permitted herein, then Purchaser shall give reasonable advance notice to the applicable Seller to enable such Seller to have the opportunity to simultaneously obtain a similar sample in order to allow such Seller, if it so chooses, to perform its own analysis. Purchaser shall, immediately after any entry, inspection or test, restore the Assets, in all material respects and at its sole cost, to the condition which existed immediately prior thereto (to the extent practicable), including replacing paving and landscaping. If a lien is placed against any Property as a result of Purchaser’s inspections, Purchaser shall immediately take whatever action is necessary to remove such lien. The foregoing restoration obligations of Purchaser shall survive the Closing or earlier termination of this Agreement. In the event the transaction contemplated by this Agreement is not consummated, Purchaser shall return to Sellers any and all due diligence materials provided by Sellers to Purchaser hereunder.

4.2 Matters Relating to Title.

4.2.1 State of Title. Purchaser shall order current title commitments (the “Title Commitments”) with respect to the Real Property, together with legible copies of all title exception documents within five (5) Business Days of the Effective Date. Purchaser may also obtain, at its own cost, the Surveys during the Inspection Period. Within ten (10) Business Days after the date of receipt by Purchaser of the Title Commitments and Surveys, but in any event prior to the expiration of the Inspection Period, Purchaser may submit to Sellers a written Notice from Purchaser (“Title Notice”) specifying any alleged defects in or objections to the title shown in the Title Commitments or any of the Surveys. Any matters to which Purchaser objects in the Title Notice shall constitute “Title Exceptions”, and any survey defects to which Purchaser objects in the Title Notice which adversely affect title to the Real Property shall constitute “Survey Defects” (the Title Exceptions and Survey Defects shall collectively be referred to as the “Unpermitted Exceptions”). Sellers shall notify Purchaser in writing within five (5) Business Days of receiving the Title Notice (the “Exception Cure Period”) whether Sellers will cure any Unpermitted Exceptions set forth in the Title Notice and, if Sellers elect to cure such Unpermitted Exceptions, Sellers shall do so at their own expense (the failure to so notify Purchaser within such five (5) Business Days being deemed an election to cure such Unpermitted Exceptions). Upon Purchaser’s failure to timely object, all matters shown on the Title Commitment or on the Surveys shall thereafter be deemed a “Permitted Exception”. Any matter which Sellers elect not to cure shall also be deemed a Permitted Exception unless Purchaser elects to terminate this Agreement by written notice to Sellers within ten (10) days after Purchaser receives written notice of Sellers’ election not to cure such objection. If Sellers elect to cure any or all of the Unpermitted Exceptions, but are unable to complete the cure of such Unpermitted Exceptions before Closing, Purchaser shall have the right, in its absolute discretion, to elect, upon written notice to Sellers, to either (A) defer the Closing Date for a reasonable period not exceeding sixty (60) days to give Sellers an opportunity, to either (i) cure such Unpermitted Exceptions, or (ii) if Purchaser, in its sole and absolute discretion agrees to accept affirmative title insurance coverage with respect to such Unpermitted Exceptions, provide the Title Company such assurances as the Title Company requires to insure Purchaser against any loss arising from such Unpermitted Exceptions, or (B) to proceed pursuant to Section 4.2.2 below. Failure by Purchaser to deliver the notice referred to in the immediately preceding sentence shall be deemed an election under (B) above, and failure of Sellers to cure any default it has elected to cure hereunder shall be an Event of Default under this Agreement.

4.2.2 Failure of Title. If on the Closing Date title to the Fee Premises and Improvements is not insurable or is subject to any Unpermitted Exceptions, Purchaser may elect, as its sole right and remedy, either (i) to take such title to the interests as can be conveyed, with no abatement of the Purchase Price (except for abatement to the extent of monetary liens of a definite, fixed and ascertainable amount not in excess of the Purchase Price), or (ii) to terminate this Agreement and proceed pursuant to Section 10.1 below.

4.2.3 Updated Title Commitment or Surveys. If prior to Closing any update of the Title Commitments discloses any Title Exception which is not disclosed in the original Title Commitments previously obtained by Purchaser (a “New Title Exception”), or any update of the Surveys obtained by Purchaser discloses any Survey Defect which is not disclosed in the Surveys previously obtained by Purchaser (a “New Survey Defect”), upon written objection from Purchaser, Sellers shall remove or cure such New Title Exception or New Survey Defect at or prior to Closing. In the event that Sellers fail to remove or cure such New Title Exception or New Survey Defect at or prior to Closing, Purchaser shall be entitled to proceed under Section 4.2.2 above. Other than those easements contemplated hereby, Sellers will not create or permit to exist any New Title Exception or New Survey Defect.

4.2.4 Title Policies. At Closing, Sellers shall take such steps as may be necessary to cause the Title Company to issue owner’s title insurance policies to Purchaser, subject only to the applicable Permitted Exceptions (the “Title Policies”).

4.2.5 Conveyance of the Fee Premises and Improvements. At Closing Sellers shall convey the applicable portion of the Fee Premises and Improvements to Purchaser subject only to the Permitted Exceptions.

4.3 Assignment and Assumption of Facility Contracts, Tenant Leases, and Transferred Licenses and Permits. On the Closing Date, if not retained by the Tenant pursuant to the provisions of Section 2.6 above, the applicable Facility Contracts, Tenant Leases, and Transferred Licenses and Permits approved by Purchaser during the Inspection Period, together with the Resident Agreements, shall be assigned by Sellers and assumed by Purchaser as of the Closing Date pursuant to an “Assignment and Assumption” with Purchaser being responsible for the payment of any fee or other charge imposed by any party in connection with such transfer. Notwithstanding the foregoing, on or before the termination of the Inspection Period, Purchaser shall identify in writing to Sellers (i) which Facility Contracts, Tenant Leases, and Licenses and Permits it agrees to assume, and (ii) any such Facility Contracts, Tenant Leases, and Licenses and Permits it does not agree to assume, and Sellers shall retain such Facility Contracts, Tenant Leases, and Licenses and Permits as Retained Liabilities or terminate such disapproved Facility Contracts, Tenant Leases, and Licenses and Permits at its sole cost and expense as of the Closing Date. If the costs of such termination are not paid by Sellers prior to the Closing Date, Sellers shall use the proceeds of the Purchase Price to pay the same, and shall instruct the Escrow Agent to deliver such costs to the appropriate party at Closing. With respect to any equipment lease that Purchaser agrees to assume, it shall be a condition to such assumption that at least five (5) Business Days prior to the Closing Date, the applicable Seller will obtain and deliver to Purchaser written statements from the equipment lessors which demonstrate to Purchaser’s satisfaction that (i) all payments under such equipment lease are current and that there are no charges owed, and (ii) Purchaser shall not be responsible for the payment of any charges, penalties or other costs relating to damage, destruction or loss of such equipment, or a breach or violation of the terms of such equipment leases that occurred or became due prior to said Closing

Date, and the applicable Seller agrees to pay the same upon five (5) days written demand by Purchaser or equipment lessor. Notwithstanding anything to the contrary, Purchaser shall not be responsible for the obligations under any Contracts, Tenant Leases, and Licenses and Permits that it does not expressly approve in writing during the Inspection Period and assume in the Assignment and Assumption.

4.4 Inventory. During the Inspection Period, Purchaser and its representatives shall be permitted to enter the Real Property for the purpose of taking an inventory of all tangible personal property related to the Businesses.

4.5 Licensing. The parties acknowledge that due to the nature of the Businesses, certain regulatory approvals, licenses and authorizations must be obtained from certain governmental agencies prior to Closing (collectively, the “Licensing Approvals”). Sellers and Purchaser agree to each use good faith efforts in the pursuit of the Licensing Approvals and to cooperate with and provide reasonable assistance to each other in having any existing regulatory approvals, licenses and/or authorizations assigned from Sellers to Purchaser, to the extent required under Applicable Law.

4.6 Financing. Purchaser’s obligation to consummate the transactions contemplated hereby are contingent upon Purchaser obtaining senior mortgage financing equal to 65% of the Purchase Price for the acquisition of the Properties. Sellers agrees to provide Purchaser with all reasonable assistance needed with respect to financing, including (but not limited to) entering into a commercially reasonable form of Subordination, Non-Disturbance and Attornment Agreement with any senior lender, providing the same provides that in the event of a foreclosure (or deed in lieu of foreclosure), or other exercise of lender’s remedies upon a default in connection with which title or possession of the Property is transferred to the lender or another party, the lease(s) with Tenant shall not be terminated and Tenant will not be disturbed in its rights under the lease(s) so long as not in default.

4.7 Purchaser’s Election Whether or Not to Proceed. If Purchaser determines in its sole discretion for any reason, or no reason at all, that it does not desire to acquire the Assets and Purchaser notifies Sellers and the Escrow Agent of such determination in writing prior to the expiration of the Inspection Period, then the Deposit shall be returned to Purchaser, this Agreement shall be of no further force or effect, and the Parties hereto shall have no further obligations to the other (except for any obligations or liabilities that expressly survive termination of this Agreement). Upon the expiration of the Inspection Period, the Deposit shall be nonrefundable to Purchaser except in the case of a Sellers’ Default, the failure to occur of a Purchaser’s Closing Condition, or as otherwise expressly set forth herein. In any instance where Purchaser has the discretion to elect to terminate this Agreement (in whole or in part), and in fact does elect to terminate this Agreement pursuant to this Section 4, Escrow Agent shall return the Deposit to Purchaser without further instructions, consent or written authorization by Sellers. This provision shall constitute the mutual escrow instructions to Escrow Agent and Escrow Agent shall be entitled and required to rely upon such instructions to return the Deposit to Purchaser without consent or further action by Sellers.

4.8 Release and Indemnification. Purchaser (for itself and all Purchaser’s Indemnitees) hereby releases Sellers’ Indemnitees for any Indemnification Loss incurred by any

Purchaser Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of Sellers’ Indemnitee. Purchaser shall indemnify, save, insure pay, defend and hold harmless Sellers’ Indemnitees in accordance with Article 12 from and against any Indemnification Loss incurred by Sellers’ Indemnitee arising from or in connection with the Inspections, except to the extent resulting from the gross negligence or willful misconduct of Sellers’ Indemnitee.

5.	REPRESENTATIONS AND WARRANTIES

5.1 Sellers’ Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transactions described in this Agreement, each Seller hereby make the representations and warranties in this Section 5.1, upon which Sellers acknowledge and agree that Purchaser is entitled to rely, and as of Closing shall provide a certificate reconfirming that all such representations and warranties remain true and correct as of the Closing Date.

5.1.1 Organization and Power. Seller is duly incorporated or formed (as the case may be), validly existing, in good standing in the jurisdiction of its incorporation or formation, and is qualified to do business in the jurisdictions in which the Assets which it owns are located and has all requisite power and authority to own the Assets and conduct the Businesses as currently owned and conducted.

5.1.2 Authority and Binding Obligation. (i) each Seller shall obtain the approval of its members of this Agreement and the transactions described herein. Sellers covenant to use commercially reasonable efforts to obtain all required member approvals so that Sellers have full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by each of them pursuant to this Agreement (the “Sellers’ Documents”), and to perform all obligations required of them under this Agreement and each of Sellers’ Documents. In the event Sellers fail to obtain all required member approvals within 20 days of the Effective Date, Sellers shall pay to Purchaser the sum of One Hundred Thousand Dollars ($100,000) as reimbursement to Purchaser for due diligence and other costs and expenses incurred by Purchaser; (ii) the execution and delivery by Seller of this Agreement and, when executed and delivered, Sellers’ Document, and the performance by Seller of its obligations under this Agreement and, when executed and delivered, each of Sellers’ Documents, have been duly and validly authorized by all necessary action by Seller; and (iii) this Agreement and, when executed and delivered, Sellers’ Documents constitutes, or will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with its and their terms, except to the extent Purchaser itself is in default hereunder or thereunder.

5.1.3 Title to the Assets. Casper Retirement, LLC is the fee owner of the Casper Fee Premises, the Casper Improvements and all of the other Assets with respect to the Casper Facility, subject to the Permitted Exceptions, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than those that will be released or assumed upon Closing); Grand Island Retirement, LLC is the fee owner of the Grand Island Fee Premises, Grand Island Improvements and all of the other Assets with respect to the Grand Island Facility, subject to the Permitted Exceptions, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than those that will be released or assumed upon Closing); Billings Retirement, LLC is the fee owner of the Billings Fee Premises, the Billings Improvements and all of the other Assets with respect to the Billings Facility, subject to the Permitted Exceptions, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than those that will be released or assumed upon the Closing); Marion Retirement, LLC is the fee owner of the Marion Fee Premises, the Marion Improvements and all of the other Assets with respect to the Marion Facility, subject to the Permitted Exceptions, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than those that will be released or assumed upon the Closing); and Marion Retirement, LLC is the fee owner of the Mansfield Fee Premises, the Mansfield Improvements and all of the other Assets with respect to the Mansfield Facility, subject to the Permitted Exceptions, free and clear of all liens, mortgages, security interests, adverse claims, and all encumbrances (other than those that will be released or assumed upon the Closing).

5.1.4 Ownership of Assets. Except as set forth on the attached Schedule 5.1.4, the Assets, together with the Excluded Assets, constitute all interests in all assets owned or controlled by Sellers, and any of their respective Affiliates located at or used in connection with the operation of the Businesses.

5.1.5 Consents and Approvals; No Conflicts. Subject to the recording of Sellers’ Documents, as appropriate, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Sellers of any of Sellers’ Documents, or the performance by Sellers of any of their obligations under this Agreement or any of Sellers’ Documents or the consummation by Sellers of the transactions described in this Agreement, except to the extent such permit, authorization, consent or approval (a) has been or will be obtained by the applicable Seller prior to or at Closing or (b) obtaining such permit, authorization, consent or approval is Purchaser’s responsibility hereunder, and (ii) neither the execution and delivery by Sellers of this Agreement or any of Sellers’ Documents, nor the performance by Sellers of any of their obligations under this Agreement or any of Sellers’ Documents, nor the consummation by Sellers of the transactions described in this Agreement, will (A) violate any provision of Sellers’ organizational or governing documents, (B) violate any Applicable Law to which Sellers are subject, (C) result in a violation or breach of, or constitute a default under any of the Contracts that affect Sellers or any of the Assets in any respect, or (D) result in the creation or imposition of any lien or encumbrance on any of the Assets or any portion thereof.

5.1.6 Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and no such condemnation proceeding or eminent domain proceeding is threatened affecting any of the Real Property, or any portion thereof.

5.1.7 Compliance with Applicable Law. There is no, and Seller has not received any written notice of, any violation of any provision of Applicable Law (including, but not limited to, the Americans with Disabilities Act, the WARN Act,

COBRA, and those of environmental agencies), with respect to the ownership, operation, use, maintenance or condition of any of the Assets which has not been cured or dismissed with prejudice.

5.1.8 Litigation. Except as set forth on Schedule 2.4(f), Seller has not (i) been served or threatened with any court filing in any litigation with respect to any Assets in which Seller is named a party which has not been resolved, settled or dismissed and which could result in an adverse impact on the Assets or Seller’s title to any of the Assets or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to any Assets which has not been resolved, settled or dismissed.

5.1.9 Taxes. All Taxes which would be delinquent if unpaid at Closing will be paid in full or prorated at Closing as part of the prorations pursuant to Article 9; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing. Seller has not received any written notice for an audit or delinquency of any Taxes with respect to any Assets which has not been resolved or completed. There are no outstanding unpaid municipal assessment notices against the Assets in a material amount. No Seller is currently contesting any Taxes with respect to any Assets. All state and local tax returns and tax reports required to be filed by Seller with respect to the Assets on or before the date hereof have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of such returns were true, correct and complete in all material respects as filed. All state, and local income, franchise, sales, use, property, excise, payroll and other taxes in material amounts (including interest and penalties and including estimated tax installments where required to be filed and paid) due from or with respect to the Assets prior to the date hereof have been fully paid, and appropriate accruals have been made on the books of Seller for taxes not yet due and payable. All taxes and other assessments and levies for material amounts which Seller is required by law to withhold or to collect with respect to the Assets have been duly withheld and collected, and have been paid over to the proper governmental authorities and agencies to the extent due and payable. There are no outstanding or pending claims, deficiencies or assessments for taxes due and payable, interest or penalties with respect to the Assets by Seller for any taxable period.

5.1.10 Licenses and Permits. Sellers have made available to Purchaser a true and complete copy of the Licenses and Permits that are necessary for the ownership and operation of the Assets. A complete listing of the Licenses and Permits is attached hereto as Schedule 2.2.8. Seller has not received any written notice from any Governmental Authority or other Person of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits that are necessary for or relate to the ownership and/or operation of the Assets that has not been cured or dismissed.

5.1.11 Tenant Leases. Schedule 2.2.5 sets forth a true, correct and complete list and rent roll with respect to the Tenant Leases, and Seller has made available to Purchaser for review a copy of each of the Tenant Leases in Seller’s possession, which are true, correct and complete copies of the Tenant Leases in all material respects. Seller has not given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured. Except as set forth in Schedule 2.2.5, no tenants are entitled to any rebates, rent concessions or free rent. No rents due under any of the Tenant Leases are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Real Property which shall be satisfied prior to or in connection with the Closing. There are no unpaid brokerage commissions or unpaid landlord obligations for tenant improvements in connection with the current term of occupancy of tenants under the Tenant Leases. No rent under any of the Tenant Leases has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Tenant Leases and except for prepayments set forth in the Tenant Leases). No tenant has notified Seller in writing of its intent to terminate its Tenant Lease prior to expiration of the term of such Tenant Lease. No party to the Tenant Leases in breach or default under any material obligation thereunder. The attached Schedule 2.2.5 accurately summarizes all the existing Tenant Leases and their material terms. Prior to Closing, the applicable Seller will deliver to Purchaser updated information current as of no earlier than five (5) Business Days prior to Closing on an updated rent roll signed by a representative of Seller which shall replace Schedule 2.2.5 for all purposes under this Agreement.

5.1.12 Possession. Except pursuant to the Permitted Exceptions, Tenant Leases and Resident Agreements, no Person other than Sellers have any license, lease or other right relating to the use or possession of the Real Property or any part thereof.

5.1.13 Purchase Rights. There are no options or other agreements of any kind, whereby any Person other than Purchaser will have acquired or will have any right to acquire title or interest to all or any portion of the Assets, and there are no purchase contracts, options or other agreements of any kind, whereby any Person will have acquired or will have any right to acquire title or interest to all or any portion of the Assets.

5.1.14 Facility Contracts. Schedule 2.2.7 sets forth a true, correct and complete list of the Facility Contracts. The copies heretofore delivered to Purchaser are true, correct and complete in all material respects. No party to the Facility Contracts is in breach or default under any obligation thereunder or any provisions thereof. The consent of all Persons whose consent for such assignment is required has been or will be secured on or prior to the Closing Date. Except as set forth on Schedule 2.2.7, no consent of any Person is required as a condition to Sellers’ assignment of the Facility Contracts to Purchaser at Closing. With respect to any Persons whose consent is required as a condition to Sellers’ assignment of the Facility Contracts to Purchaser at Closing, Seller covenants to employ diligent, good faith efforts to obtain such consent(s) in writing (in a form reasonably acceptable to Purchaser) and to deliver same to Purchaser prior to the expiration of the Inspection Period and, if Seller fails to obtain such written consent(s) prior to the expiration of the Inspection Period, the applicable Seller shall continue such efforts thereafter until the Closing Date.

5.1.15 Bankruptcy. Seller is not insolvent within the meaning of Title 11 of the United States Code, as amended (the “Bankruptcy Code”), and is able to repay its debts as they become due. Seller has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal and Seller has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency. Seller has not sought, or consented to or acquiesced in, the appointment of any receiver, trustee, liquidator or other custodian of it or a material part of its assets, and Seller has not made or taken any action to make a general assignment for the benefit of creditors or an arrangement, attachment or execution has been levied and no tax lien or other governmental or similar lien has been filed, against it or a material part of its properties, which has not been duly and fully discharged prior to the date hereof.

5.1.16 Labor and Employment Matters. Except as set forth in Schedule 5.1.16, no Seller is a party to any collective bargaining agreement or relationship with any labor union that affects the Assets. During the three (3) years preceding the date hereof, the Businesses have not experienced any labor disputes or labor trouble. There are no union organizing activities, strikes, work stoppages or slow downs in respect of the Businesses, nor has Seller been asked within the past twelve (12) months by any Person to negotiate in connection with entering into any collective bargaining agreement or other contract or written understanding with a labor union or organization or any other Person representing or seeking to represent any Employees. There are no outstanding claims or actions or, to Seller’s knowledge, threatened claims or actions, by any current or former employee of the Businesses against Seller or the Businesses except as set forth in Section 5.1.8.

5.1.17 Construction Contracts. Except as set forth in Schedule 5.1.17, there are no outstanding Contracts made by Seller for the construction or repair of any Improvements, and Seller shall discharge and have released of record or bonded all mechanic’s, builder’s or materialman’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing to the extent any such lien is not bonded over pursuant to Applicable Law.

5.1.18 General Condition of Assets. All material aspects of the Assets as of the Closing Date will be in good working order and repair, except for normal wear and tear and will be mechanically and structurally sound and free from material defects in materials and workmanship as such are maintained in the ordinary course of business.

5.1.19 Insurance Policies. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Assets which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums charged therefor.

5.1.20 Environmental Condition of Real Property. To the best of Seller’s knowledge, except as set forth in Schedule 5.1.20, there are no underground storage tanks on the Real Property and the Real Property does not contain any Hazardous Materials (other than any Hazardous Materials situated at the Real Property in the Ordinary Course of Business or the ordinary course of business of any tenant or other occupant of the Real Property which are stored, held, used and disposed of in compliance with Environmental Laws) and there are no Environmental Claims, Environmental Liabilities or violations of Environmental Laws in respect of the Real Property.

5.1.21 Management Agreements. As of the Closing Date, there will be no management agreements with respect to the Assets, other than those approved in writing by Purchaser prior to Closing.

5.1.22 Compliance with Of-Record Matters. Seller has not received, nor given, any written notice of any material violation of any exception item listed on Schedule B of those certain title reports more which has not been cured or dismissed, nor does there exist any breach or default with respect to any of those exception items.

5.1.23 Finders and Investment Brokers. Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Seller in connection with the transactions contemplated by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions contemplated by this Agreement.

5.1.24 Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

5.1.25 Financial Statements. The profit and loss statements for the Businesses which were provided to Purchaser: (i) are true and complete copies of the operating statements for such periods prepared by Seller in the ordinary course of its business operations with respect to the Businesses; and (ii) have been prepared in accordance with GAAP and present fairly, in all material respects, the operation results of the Businesses for the periods covered by such income statements, subject to standard year-end adjustments for any year to date income statements and financial notes and qualifications to such statements.

5.1.26 ERISA. Neither (i) any assets of Seller, nor (ii) any funds to be used by Seller with respect to the transactions contemplated pursuant to this Agreement, are, or at the Closing will be, pursuant to ERISA or the Code, considered for any purpose of ERISA or Section 4975 of the Code to be assets of a Plan. Seller is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan. Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. For the purposes hereof the following terms shall have the following meanings: “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

5.1.27 Resident Agreements. Schedule 2.2.13 sets forth a true, correct and complete list and rent roll with respect to the Resident Agreements and Seller has made available for review by Purchaser a copy of each of the Resident Agreements in Seller’s possession, which are true, correct and complete copies of the Resident Agreements in all material respects. Seller has not given nor received any written notice of any breach or default under any of the Resident Agreements which has not been cured. Except for the community entrance fees set forth on Schedule 2.2.5, no amounts due under any of the Resident Agreements are presently assigned, hypothecated or encumbered by Seller, other than in connection with any mortgage encumbering the Real Property which shall be satisfied or assumed prior to or in connection with the Closing. No amounts owing under any of the Resident Agreements has been prepaid (except for rental for the current month and payments that are required to be made in advance pursuant to the terms and provisions of the Resident Agreements). No resident has notified Seller in writing of its intent to terminate its Resident Agreement prior to expiration of the term of such Resident Agreement. The attached Schedule 2.2.13 accurately summarizes all the existing Resident Agreements, their material terms and their current payment status. Prior to Closing, the applicable Seller will deliver to Purchaser updated information current as of no earlier than five (5) Business Days prior to Closing on an updated Schedule 2.2.13 signed by a representative of Seller which shall replace Schedule 2.2.13 for all purposes under this Agreement.

5.1.28 Intellectual Property. Except as set forth in Schedule 2.2.6, Seller owns all rights in, and has all rights necessary to transfer the, Intellectual Property to be transferred hereunder.

5.1.29 Name. Seller has the rights to use the names “Primrose Retirement Community” and “Sweetwater Retirement Community” in connection with the Businesses and Seller has not received notification of any claims or actions by any party disputing or challenging Seller’s right to use such names.

5.1.30 Patriot Act. Sellers and their officers and shareholders, and their respective principals, shall not transfer the proceeds obtained as a result of this Agreement to any Person listed on the Office of Foreign Assets Control list as “Terrorists” and “Specially Designated Nationals and Blocked Persons”, or otherwise be in violation of the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

5.1.31 Existing Use. The Real Property and the use thereof for the existing Businesses, and the condition thereof do not violate in any material respect any applicable deed restrictions, zoning or subdivision regulations, urban redevelopment plans, local, state or federal environmental law or regulation or any building code or fire code applicable to the Assets and are not designated by any governmental agency to be in a flood plain area. Seller has no knowledge of any condition or state of facts which would preclude, materially limit or materially restrict the use of the Assets for the Businesses.

5.1.32 Restriction of Access. Seller has no knowledge of any current federal, state, county or municipal plans to materially restrict or materially change access to any part of the Real Property from any highway or road leading directly to or abutting any part of the Real Property.

5.1.33 Location of Improvements. All of the Improvements are located on the Real Property.

5.2 Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transactions described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 5.2, upon which Purchaser acknowledges and agrees that Sellers are entitled to rely.

5.2.1 Organization and Power. Purchaser is duly incorporated or formed (as the case may be), validly existing and in good standing in the laws of the jurisdiction of its incorporation or formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

5.2.2 Authority and Binding Obligation. Purchaser has full power and authority to execute and deliver this Agreement and to perform all obligations of Purchaser arising under this Agreement. Subject to Purchaser obtaining approval from its Board of Directors during the Inspection Period, Purchaser has full power and authority to execute and deliver all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser’s Documents”), and to perform all obligations of Purchaser arising under each of Purchaser’s Documents. The execution and delivery by the signer on behalf of Purchaser of this Agreement and, when executed and delivered, each of Purchaser’s Documents, and the performance by Purchaser of its obligations under this Agreement, and when executed and delivered, each of Purchaser’s Documents, has been, or will be, duly and validly authorized by all necessary actions by Purchaser. This Agreement and, when executed and delivered, each of Purchaser’s Documents, constitutes, or will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its and their terms, except to the extent Sellers are in default thereunder. Unless Purchaser terminates this Agreement prior to the end of the Inspection Period as provided for herein, following the expiration of the Inspection Period, Purchaser shall be deemed to have represented that it has obtained all necessary Board approvals.

5.2.3 Consents and Approvals; No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of this Agreement or the performance by Purchaser of any of its obligations under this Agreement. Subject to

Purchaser obtaining the approval of its Board of Directors during the Inspection Period, no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of Purchaser’s Documents, the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, or the consummation by Purchaser of the transactions contemplated by this Agreement or any of Purchaser’s Documents. With approval of Purchaser’s Board of Directors, neither the execution and delivery by Purchaser of any of Purchaser’s Documents, nor the performance by Purchaser of any of its obligations under any of Purchaser’s Documents, nor the consummation by Purchaser of the transactions described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject; or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject. Unless Purchaser terminates this Agreement prior to the end of the Inspection Period as provided for herein, following the expiration of the Inspection Period, Purchaser shall be deemed to have represented that it has obtained all necessary Board approvals.

5.2.4 Finders and Investment Brokers. Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transactions described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transactions described in this Agreement.

6.	COVENANTS

6.1 Confidentiality.

6.1.1 Disclosure of Confidential Information. The Parties acknowledge and agree that the existence of this Agreement, the terms of this Agreement and any other information disclosed in Sellers’ Due Diligence Materials, Purchaser’s Due Diligence Reports or any other documents, materials, data or other information with respect to the Assets which is not generally known to the public shall be confidential. Nothing herein shall restrict or limit Sellers from communicating with tenants, lenders, contract parties, owner’s associations, or government officials or bodies in connection with obtaining estoppels or other required consents or approvals, as may be reasonably necessary to consummate the transactions contemplated under this Agreement, or Purchaser from contacting Sellers’ company officials, property engineers and architects, and other third-party consultants assisting Purchaser in its investigation of the Assets, subject to Section 6.1.3. Nothing herein shall restrict or limit Sellers from communicating the existence and progress of the transactions contemplated by this Agreement to their lenders or from making disclosures required under Applicable Law.

6.1.2 Public Announcements. No Party shall have the right to make a public announcement regarding the transactions described in this Agreement without the prior approval of the other Party. Sellers and Purchaser shall approve the timing, form and substance of any such public announcement, which approval shall not be unreasonably withheld, conditioned or delayed, except if a Party is required to make a public announcement under Applicable Law, in which case no such approval by any other Party shall be required.

6.1.3 Communication with Governmental Authorities. Purchaser and its representatives and consultants shall have the right to review building department, health department and other local Governmental Authority records with respect to the Assets and the operation of the Businesses and request written or verbal confirmation of zoning and any other compliance by the Assets with any Applicable Law. Purchaser and its representatives and consultants shall have the right to contact Governmental Authorities to pursue the issuance of any Licenses and Permits desired by Purchaser. Purchaser shall use reasonable efforts to coordinate such communication with Sellers.

6.2 Assessments. Any assessments for improvements or other work at the Real Property incurred prior to Closing shall be the responsibility of and paid by Sellers and Sellers shall indemnify, save, insure, pay, defend and hold Purchaser harmless from and against any claims therefor any Liability arising therefrom. Sellers acknowledges that one or more Affiliates of Sellers shall also be responsible for all of such assessments levied after Closing in their capacity as tenants under the Lease Agreements. The obligations under the first sentence of this Section 6.2 shall survive Closing.

6.3 Conduct of the Businesses.

6.3.1 Operation, Maintenance and Repair in Ordinary Course of Business. From the Effective Date until Closing or earlier termination of this Agreement, Sellers shall conduct the Businesses in the Ordinary Course of Business including, without limitation, (i) performing maintenance and repairs and making capital improvements to the Real Property in the Ordinary Course of Business; and (ii) maintaining insurance coverage consistent with Sellers’ risk management policies in place as of the date hereof; and (iii) replacing and/or repairing Personal Property in the Ordinary Course of Business. Sellers shall maintain the Assets and maintain adequate supplies and inventory in accordance with the Ordinary Course of Business (such obligation to include the maintenance of Sellers’ casualty and liability insurance policies in the Ordinary Course of Business), subject to reasonable wear and tear and further subject to destruction by casualty or eminent domain. Purchaser shall have the right to inspect the Assets prior to Closing to determine if any Seller has breached the covenants of such Seller in this Section 6.3.1. Sellers in all material respects shall comply with the terms conditions and requirements under the Contracts, Tenant Leases, and Licenses and Permits, and shall continue to make all payments due thereunder prior to delinquency (whether or not Purchaser shall assume the same). No Seller shall sell, remove or otherwise dispose of any items of Personal Property other than in the Ordinary Course of Business.

6.3.2 Contracts, Tenant Leases, Resident Agreements and Licenses and Permits. From the Effective Date until Closing or earlier termination of this Agreement, no Seller shall, (i) without Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, amend, extend, renew or terminate any of the existing Facility Contracts, Tenant Leases, Licenses and Permits or Resident Agreements except in the Ordinary Course of Business, or (ii) without Purchaser’s prior written consent in its sole discretion procure any new contract, tenant leases, licenses and permits or resident agreements, except, in each instance, in the Ordinary Course of Business, or in the event that any Seller is required to act on an emergency basis to enter into any such contract to prevent material damages to the Assets or the operation of the Businesses. Notwithstanding the foregoing, from the Effective Date until the Closing or earlier termination of this Agreement, should any Seller enter into any such new contracts, tenant leases, licenses and permits or resident agreements, whether or not in the Ordinary Course of Business, or should any Seller become aware of any contracts or licenses and permits or resident agreements that were not previously disclosed to Purchaser, such Seller shall immediately disclose the same to Purchaser in writing, and Purchaser shall have the right take an assignment of such contracts, tenant leases, licenses and permits and resident agreements at Closing pursuant to the terms of this Agreement. If Purchaser elects not to take an assignment of any such new contracts, tenant leases, and licenses and permits, such contracts, tenant leases, and licenses and permits shall be deemed Retained Liabilities of Sellers.

6.4 Licenses and Permits. To the extent permissible under applicable Law and not otherwise required by Purchaser’s lender to be in Purchaser’s name, each Seller or Tenant shall keep in its name all of the applicable Retained Licenses and Permits. Purchaser shall be responsible for obtaining, and Sellers or Tenant shall be responsible for reasonably cooperating with respect to, the transfer of all Transferred Licenses and Permits and Purchaser shall be responsible for obtaining all other new licenses and permits (to the extent the existing Licenses and Permits are not transferable). Purchaser, at its cost and expense, shall promptly submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of the Transferred Licenses and Permits or issuance of new licenses and permits as of the Closing, and Sellers or Tenant shall reasonably cooperate with Purchaser to cause the Transferred Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. This Section 6.4 shall survive the Closing.

6.5 Tax Contests.

6.5.1 Taxable Period Terminating Prior to Closing Date. Each Seller shall retain the right, at its sole cost and expense, to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, Sellers shall indemnify and hold Purchaser harmless from and against any Indemnification Loss incurred by Purchaser as a result of any Seller exercising its rights to so contest any Taxes under this Section 6.5.1. This Section 6.5.1 shall survive the Closing.

6.5.2 Taxable Period Including the Closing Date. Sellers shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and the applicable Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser, may request such Seller to do so. If any Seller desires to contest such Taxes, such Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that such Seller will contest such Taxes, in which case such Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that such Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between the applicable Seller and Purchaser (subject to the terms of the Lease Agreements) as of the cut-off time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party. This Section 6.5.2 shall survive the Closing.

6.5.3 Taxable Period Commencing After Closing Date. Purchaser acknowledges that Tenant under the Facility Leases, shall have the right under the Facility Leases to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall, subject to the terms of the applicable Facility Leases, be entitled to any refunds or abatements of Taxes awarded in such proceedings.

6.5.4 Cooperation. Sellers and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes. This Section 6.5.4 shall survive the Closing.

6.6 Notices and Filings. Sellers and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Facility Contracts, Tenant Leases, or Licenses and Permits and to effect any required registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Assets.

6.7 Further Assurances. From the Effective Date until the Closing or termination of this Agreement, Sellers and Purchaser shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions described in this Agreement, including, without limitation, (i) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other Person under this Agreement or Applicable Law, and (ii) effecting all registrations and filings required under this Agreement or Applicable

Law. After Closing, Sellers and Purchaser shall use commercially reasonable efforts (at no cost or expense to such Party, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to further effect the transactions contemplated in this Agreement.

6.8 Estoppel Certificate. Sellers shall obtain estoppel certificates and deliver the same to Purchaser as of or prior to the Closing Date, from any third party required by Purchaser as a result of its due diligence regarding the Assets (the “Third-Party Estoppels”), in forms reasonably satisfactory to Purchaser, including, without limitation, estoppel certificates regarding personal property used in the operation of the Businesses and any service or maintenance contracts.

6.9 Exclusivity. Sellers covenant and agree to refrain during the term of this Agreement from making, accepting, encouraging or soliciting or otherwise pursuing any other offer or proposal or agreement regarding the sale of the Assets or any portion thereof or any interest therein, and will deal exclusively with Purchaser in good faith toward the completion of the transactions contemplated herein unless this Agreement shall be terminated as provided herein.

6.10 Bulk Sales. Sellers, at no expense to Purchaser, shall comply with all applicable “bulk sales laws” in a timely manner, taking into account the timing of the Closing.

6.11 Employees

6.11.1 Liability of Sellers and Purchaser. At Closing, Sellers shall terminate all of its employees located at the Facilities. With respect to wages and benefits of Employees, each Seller shall be solely responsible for all wages, salaries, bonuses, employment taxes, withholding taxes, and all accrued vacation days, sick days and personal days accruing prior to the Closing Date in its capacity as Seller. Purchaser shall never be or be deemed the employer of any Employee and shall not be liable to any Employee for any wages, salaries, bonuses, vacation days, sick days or personal days in which said Employee may have acquired an accrued or vested right by virtue of their employment. Sellers shall and hereby agree to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any Liability for wages, salaries, bonuses, accrued vacation days, sick days and personal days to be paid to Employees. Sellers shall remain liable for and hereby agree to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any Liability arising out of or relating to medical, pension, welfare benefits, other employee benefits or other fringe benefits (hereinafter collectively referred to as “benefits”) due to Employees under plans in which employees of the Businesses participate whether prior to or after Closing, and all payments due on the plans providing such benefits. Sellers shall also remain responsible for and hereby agree to indemnify, save, defend, pay, insure and hold Purchaser harmless from and against any loss, cost, damage, claims, expense or Liability arising out of or relating to any Sellers’ failure to pay (a) any Employee of the Businesses’ wages, salary, bonuses, employment taxes, accrued vacation pay, sick days and personal days, and withholding taxes, (b) benefits, whenever due, provided under plans in which Employees of the Businesses participate, (c) liability under Section 4980B, Part 6 of Title I of ERISA or Title IV of ERISA and (d) liability under the WARN Act.

7.	CLOSING CONDITIONS

7.1 Purchaser’s Closing Conditions. Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser’s Closing Conditions”):

7.1.1 Sellers’ Deliveries. All of the applicable Sellers’ Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow, to be delivered to Purchaser at the Closing.

7.1.2 Representations and Warranties. The representations or warranties of the Sellers in this Agreement shall be true and correct in all material respects as of the Closing (or as such other date to which such representation and warranties expressly were made).

7.1.3 Covenants and Obligations. The covenants and obligations of the Sellers in this Agreement shall have been performed in all material respects.

7.1.4 Title Policies. The Title Company shall have irrevocably committed to issue the applicable Title Policies pursuant to Section 4.2.4 with all standard exceptions deleted and all requirements for issuance of each such Title Policy satisfied and deleted.

7.1.5 Change in Environmental Condition of Property. No event shall have occurred following the Effective Date and prior to the Closing Date which would result in a violation of any Environmental Law.

7.1.6 Adverse Proceedings. No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.7 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.1.8 Contracts. There shall be no material default by any Seller under any of the Facility Contracts.

7.1.9 Licensing Approvals. Purchaser shall have obtained the Licensing Approvals.

7.1.10 Financing Approvals. Purchaser shall have obtained financing for the transaction as contemplated hereunder.

7.1.11 Closing Deliveries. Sellers shall have satisfied all of Sellers’ Closing Deliveries under Section 8.3 below.

7.2 Failure of Any Purchaser’s Closing Condition. If any of Purchaser’s Closing Conditions is not satisfied at Closing (a “Purchaser’s Closing Condition Failure”), and Sellers fail to cure such condition failure within fifteen (15) days after written notice is delivered by Purchaser to Sellers (excepting a failure to deliver Sellers’ Closing Deliveries at Closing for which there shall be no cure period) then Purchaser shall have the right (unless such Purchaser’s Closing Condition Failure was within the discretion or control of Purchaser), in Purchaser’s absolute discretion, to either (i) terminate this Agreement by providing written notice to Sellers, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, and the Parties shall have no further rights or obligations under this Agreement, except as set forth herein below and except with respect to those which expressly survive such termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Purchaser in respect thereof. If Purchaser terminates this Agreement pursuant to clause (i) above and if such termination is by reason of a Purchaser’s Closing Condition Failure (other than Sections 7.1.6, 7.1.7 or 7.1.9 (provided Sellers shall have used commercially reasonable efforts to cause the satisfaction of such Purchaser’s Closing Condition)) which was within the control or discretion of Sellers, then Sellers shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement.

7.3 Sellers’ Closing Conditions. Sellers’ obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent, as applicable (the “Sellers’ Closing Conditions”):

7.3.1 Receipt of the Purchase Price. Purchaser shall have (i) paid to Sellers or deposited with Escrow Agent with irrevocable written direction to disburse the same to Sellers, the Purchase Price (as allocated, and as adjusted for prorations pursuant to Article 9) and (ii) delivered irrevocable written direction to Escrow Agent to disburse the Deposit to the Sellers.

7.3.2 Purchaser’s Deliveries. All of the Purchaser’s Closing Deliveries shall have been delivered to Sellers or deposited with Escrow Agent in the Closing Escrow, to be delivered to the applicable Sellers at the Closing.

7.3.3 Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

7.3.4 Covenants and Obligations. The applicable covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

7.3.5 Adverse Proceedings. No litigation or other court action shall have been commenced by a third-party seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transactions described in this Agreement, and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any Governmental Authority, would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.6 Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.3.7 Closing Deliveries. Purchaser shall have satisfied all of Purchaser’s Closing Deliveries under Section 8.4 below.

7.4 Failure of Sellers’ Closing Conditions. If any of applicable Sellers’ Closing Conditions is not satisfied at Closing (a “Sellers’ Closing Condition Failure”), and Purchaser fails to cure such condition failure within fifteen (15) days after written notice from Sellers to Purchaser of such failure (excepting a failure to deliver the Purchase Price at Closing for which there shall be no cure period) then Sellers shall have the right, in Sellers’ absolute discretion (unless such Sellers’ Closing Condition Failure was within the discretion or control of Sellers), to either (i) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Sellers in accordance with Section 3.2.3 (unless such termination is as a result of Sellers’ Closing Condition under Sections 7.3.5 or 7.3.6 (provided Purchaser shall have used commercially reasonable efforts to cause the satisfaction of such Sellers’ Closing Condition), in which case the Deposit shall be returned to Purchaser) and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive the termination, or (ii) complete the transactions set out herein, without prejudice to any right or remedy of Sellers.

8.	CLOSING

8.1 Closing Date. If both Purchaser’s Closing Conditions and Sellers’ Closing Conditions have been satisfied pursuant to Article 7, the closing of the transactions described in this Agreement (the “Closing”) shall occur on the date which is fifteen (15) days following the later of (a) expiration of the Inspection Period and (b) the satisfaction or waiver of Purchaser’s Closing Conditions, other than the Sellers’ Closing Deliveries. The Closing shall occur at the offices of Purchaser’s attorney in Orlando, Florida, or such other place as agreed to in writing between Sellers and Purchaser. At the request of a Party, the Parties shall reasonably cooperate to accomplish the Closing “by mail.”

8.2 Closing Escrow. If the Parties agree to effect the Closing through an escrow (the “Closing Escrow”), then, prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Sellers, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Sellers and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted for prorations pursuant to Article 9) and the Deposit shall be disbursed to the Sellers and the documents deposited into the Closing Escrow shall be delivered to the Sellers and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement.

8.3 Sellers’ Closing Deliveries. At Closing, the Sellers shall deliver or cause to be delivered to Purchaser, or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, or (with the approval of Purchaser, acting reasonably) otherwise to be delivered or made available to Purchaser upon Closing, all of the following documents, each of which shall have been duly executed by the applicable Seller and acknowledged (if required), and other items, set forth in this Section 8.3 (the “Sellers’ Closing Deliveries”), as follows:

8.3.1 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit “8.3.1”.

8.3.2 Deeds. Deeds substantially in substantially the form attached hereto as Composite Exhibit “8.3.2”, conveying the Fee Premises and the Improvements to Purchaser, free and clear of all liens restrictions and encumbrances, subject only to Permitted Exceptions.

8.3.3 Bill of Sale. A Bill of Sale substantially in the form attached hereto as Exhibit “8.3.3”, transferring the Personal Property and Fixtures to Purchaser.

8.3.4 Intentionally Omitted.

8.3.5 Assignment and Assumption of Intellectual Property. An Assignment and Assumption of Intellectual Property substantially in the form attached hereto as Exhibit “8.3.5” assigning the Intellectual Property to Purchaser.

8.3.6 Intentionally Omitted.

8.3.7 Intentionally Omitted.

8.3.8 Title Requirements. Such agreements, affidavits or other documents as may be reasonably required by the Title Company from Sellers to issue the Title Policies.

8.3.9 Other Declarations. Any transfer tax declarations or other documents required under Applicable Law in connection with the conveyance of the Assets.

8.3.10 FIRPTA Certificates and Title Affidavits. An affidavit from Sellers with respect to compliance with the Foreign Investment in Real Property Tax Act (Internal Revenue Code Sec. 1445, as amended) and the regulations issued thereunder and any similar state tax requirements and an affidavit from Sellers in favor of the Title Company which shall be sufficient to delete the standard exceptions from the Title Policy.

8.3.11 Closing Statement. The Closing Statement prepared pursuant to Section 9.1.

8.3.12 Authority Documents. Such resolutions, and incumbency certificates as required to evidence the capacity and authority of any Person signing on behalf of Sellers.

8.3.13 Tenant and Resident Notices. Executed written notices, to be delivered post-Closing, from Sellers to each tenant under the Tenant Leases and each resident under the Resident Agreements advising such tenants and residents of the transaction.

8.3.14 Estoppel Certificates. All Third-Party Estoppels.

8.3.15 Possession and Keys. Possession of the Real Property free and clear of all parties in possession, except tenants in possession pursuant to the Tenant Leases, and duplicates of or access information for all keys, codes and other security devices relating to the Improvements and the Real Property.

8.3.16 Property Related Deliveries. On the Closing Date, (1) originals, or copies if originals are not available, of all Tenant Leases and Resident Agreements; and (2) in addition, to the extent the foregoing have not heretofore been delivered to Purchaser, Sellers shall cause to be delivered to Purchaser: (i) any plans and specifications for the Improvements in Sellers’ possession or control; (ii) all unexpired warranties and guarantees which Sellers have received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) originals, or copies if originals are not available, of all Facility Contracts that will be assigned to Purchaser and remain in effect after Closing; (v) copies of all Licenses and Permits that will be assigned to Purchaser; (vi) copies of all Books and Records, whether kept in paper or electronic form; (vii) duplicates of all keys and lock combinations relating to the Assets and (ix) copies of all other materials necessary for the continuity of Businesses, together with all files, advertising and promotional information and materials.

8.3.17 Sellers’ Certificate. Delivery of the Sellers’ Certificate, the form of which is attached hereto as Exhibit “8.3.17”.

8.3.18 Facility Leases. Counterpart original Facility Leases for each of the Properties, executed by the Tenant.

8.3.19 Facility Lease Guarantees. A Guaranty of the Tenant’s obligations under each of the Facility Leases from the Guarantor to and in favor of the Landlord.

8.3.20 Other Documents. Such other documents and instruments as may be reasonably requested by Purchaser or the Title Company in order to consummate the transactions described in this Agreement.

8.4 Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Sellers or deposited with Escrow Agent in the Closing Escrow to be delivered to Sellers all of the following, each of which, to the extent applicable, shall have been duly executed by Purchaser and acknowledged (if required), and other items, set forth in this Section 8.4 (the “Purchaser’s Closing Deliveries”):

8.4.1 Purchase Price. The Purchase Price (as adjusted for prorations pursuant to Article 9) in the form of immediately available funds delivered by wire transfer, to be paid by Purchaser.

8.4.2 Disbursement Letter. A letter of direction to Escrow Agent directing Escrow Agent to disburse the Deposit to the Sellers.

8.4.3 Closing Certificate. A closing certificate substantially in the form attached hereto as Exhibit “8.4.3”.

8.4.4 Counterpart Execution Documents. A counterpart of each of the documents and instruments to be delivered by Sellers under Section 8.3 which require execution by Purchaser;

8.4.5 Authority Documents. Such resolutions, and incumbency certificates as required to evidence the capacity and authority of any Person signing on behalf of Purchaser.

8.4.6 Facility Leases. Counterpart original Facility Leases for each of the Properties, executed by the Landlord.

8.4.7 Other Documents. Such other documents and instruments as may be reasonably requested by Sellers or the Title Company in order to consummate the transactions described in this Agreement.

9.	EXPENSES

9.1 Closing Statement. The Parties shall jointly prepare prior to Closing a closing statement (the “Closing Statement”). The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement.

9.2 Expenses. Purchaser and Sellers shall pay their respective Transaction Costs as defined in Sections 9.5 and 9.6 below. Since Tenant will be responsible for the Property’s income and expense under the Lease Agreement, they shall not be prorated.

9.3 Cash. All cash on hand, escrow and reserve accounts of Sellers, accounts receivable and accounts payable, indebtedness or liabilities for the period prior to the Closing Date shall remain the property or responsibility, as applicable, of Sellers. Sellers shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets or Businesses through and including the day preceding the Closing Date and Purchaser shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Assets or Businesses from and including the Closing Date.

9.4 Employees. If applicable, Sellers will comply with the notice requirements under the WARN Act, the COBRA or any similar federal, state or local legislation with respect to any Employees terminated by Sellers in connection with this transaction. It is expressly understood and agreed that Purchaser is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any Employee of Sellers attributable to any time period up to, upon and after Closing.

9.5 Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses of Purchaser’s attorneys, accountants and consultants; (iii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets which are normally paid by the Purchaser in the applicable jurisdictions where the Facilities are located; (iv) the fees and expenses for the Survey; (vi) any of Purchaser’s financing-related expenses, including but not limited to, mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with the assignment and assumption of the Existing Debt and/or any new financing obtained by Purchaser; and (vii) one half (1/2) of the fees and expenses for the Escrow Agent.

9.6 Sellers’ Transaction Costs. Sellers shall pay for the following items in connection with this transaction: (i) the fees and expenses of Sellers’ attorneys, accountants, and consultants; and (ii) all transfer, sales or similar tax and recording charges payable in connection with the conveyance of the Assets which are normally paid by the Sellers in the applicable jurisdictions where the Facilities are located; (iii) the fees and expenses incurred in connection with the preparation and issuance of the Title Policies; (iv) any governmental fees or expenses payable for the assignment, transfer or conveyance of any Facility Contracts, Tenant Leases, Resident Agreements or Licenses and Permits; and (v) one half (1/2) of the fees and expenses for the Escrow Agent.

10.	DEFAULT AND REMEDIES

10.1 Sellers’ Default. If, at or any time prior to Closing, any Seller fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Purchaser’s Default (and, if such failure is other than a failure to deliver Sellers’ Closing Deliveries, Sellers fail to cure such condition failure within fifteen (15) days after written notice of such failure is delivered by Purchaser to Sellers) (a “Sellers’ Default”), and no material Purchaser’s Default has occurred which remains uncured, Purchaser may elect, as its sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to applicable Sellers, in which case the Deposit shall be refunded to Purchaser in accordance with Section 3.2.4, applicable Sellers shall reimburse Purchaser for all reasonable, actual, third party out-of-pocket expenses not to exceed $400,000 incurred by Purchaser in connection with the transactions contemplated by this Agreement, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price, or (c) obtain a court order for specific performance.

10.2 Purchaser’s Default. If at any time prior to Closing, Purchaser fails to perform in any material respect any of its covenants or obligations under this Agreement which breach or default is not caused in whole or in part by a Sellers’ Default (and, if such failure is other than a failure to deliver Purchaser’s Closing Deliveries, Purchaser fails to cure such condition failure within fifteen (15) days after written notice of such failure is delivered by Sellers to Purchaser) (a “Purchaser’s Default”), and no material Sellers’ Default has occurred which remains uncured, then Seller may elect, as their sole and exclusive remedy, to (a) terminate this Agreement by providing written notice to Purchaser, in which case the Deposit shall be disbursed to Sellers in accordance with Section 3.2.3, and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination or (b) waive such default and proceed to Closing without any reduction in or setoff against the Purchase Price.

10.3 Liquidated Damages. The Parties acknowledge and agree that if this Agreement is terminated pursuant to Section 10.2, the damages that Sellers would sustain as a result of such termination would be difficult if not impossible to ascertain. Accordingly, the Parties agree that Sellers shall retain the Deposit as full and complete liquidated damages (and not as a penalty) as Sellers’ sole and exclusive remedy for such termination; provided, however, that in addition to the Deposit, Sellers shall retain all rights and remedies under this Agreement with respect to those obligations of Purchaser which expressly survive such termination.

11.	RISK OF LOSS

11.1 Casualty. As to Sellers, if, at any time after the Effective Date and prior to Closing or earlier termination of this Agreement, the Assets of any Seller or any portion thereof are materially damaged or destroyed by fire or any other casualty (a “Casualty”), Sellers shall give written notice of each such Casualty to Purchaser promptly after the occurrence of such Casualty, and Purchaser shall have the right to elect, by providing written notice to Sellers within thirty (30) days after Purchaser’s receipt of Sellers’ written notice of such Casualty, to (i) terminate this Agreement in its entirety, (ii) terminate this Agreement with respect to the Assets comprising the Facilities which are the subject of such Casualty and receive a reduction in the Purchase Price equal to the value allocated to such Facility pursuant to Section 3.4 hereof, as applicable, or (iii) extend the Closing Date to allow Sellers to restore the affected Assets at Sellers’ costs with no adjustment to the Purchase Price. If Purchaser fails to provide written notice of its election to Sellers within such thirty (30) day time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing Date shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement pursuant to this Section 11.1, the Deposit shall be returned to Purchaser.

11.2 Condemnation. As to Sellers, if, at any time after the Effective Date and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property of such Seller (a “Condemnation”), Sellers shall give written notice of such Condemnation to Purchaser promptly after the applicable Seller receives notice of such Condemnation, and if such Condemnation would give any tenant under any of the Lease Agreements the right to terminate any such Lease Agreement, then Purchaser shall have the right to elect, by providing written notice to Sellers within thirty (30) days after Purchaser’s receipt of Sellers’ written notice of such Condemnation, to (i) terminate this Agreement in its entirety, (ii) terminate this Agreement with respect to the Assets comprising the Facilities which are the subject of such Condemnation and receive a reduction in the Purchase Price equal to the value allocated to such Facility pursuant to Section 3.4 hereof, as applicable, or (iii) proceed to Closing, without terminating this Agreement, in which case Sellers shall assign to Purchaser all of any such Sellers’ right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Sellers within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (ii) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s thirty (30) day election period, the Closing shall, upon Purchaser’s election, be postponed until the date which is five (5) Business Days after the expiration of such thirty (30) day election period. In the event that Purchaser terminates this Agreement (or a portion thereof) pursuant to this Section 11.2, the Deposit shall be returned to Purchaser.

12.	SURVIVAL, INDEMNIFICATION AND RELEASE

12.1 Survival. The representations and warranties, covenants and obligations (including without limitations obligations of defense and indemnification) of Sellers and Purchaser shall survive termination or Closing of this Agreement until the date which is eighteen (18) months after the Effective Date.

12.2 Indemnification by Sellers. Subject to the limitations set forth in this Article 12 and any other express provision of this Agreement, Sellers shall indemnify, save, insure, pay, defend and hold harmless Purchaser’s Indemnitees from and against any Indemnification Loss incurred by any Purchaser’s Indemnitee to the extent resulting from (i) any breach of any representation or warranty of any Seller in this Agreement, (ii) any breach by any Seller of any of its covenants or obligation under this Agreement, and (iii) any Retained Liabilities.

12.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article 12, Purchaser shall indemnify, defend and hold harmless Sellers’ Indemnitees from and against any Indemnification Loss incurred by Sellers’ Indemnitee the extent resulting from (i) any breach of any representation or warranty of Purchaser in this Agreement, (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement, and (iii) any Assumed Liabilities.

12.4 Indemnification Procedure. Notice of Indemnification Claim. If any of Sellers’ Indemnitees or Purchaser’s Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under any other provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

12.4.1 Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

12.4.2 Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company, in which case Indemnitee shall have no such approval rights), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

12.4.3 Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by written agreement or by a final, non-appealable order of court of competent jurisdiction or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto in the case of a claim in litigation.

12.5 Guarantor Guaranty. Each Guarantor holds an ownership interest in the Sellers and, as a result thereof, each Guarantor receives a direct financial benefit from the transaction contemplated in this Agreement. In consideration of the foregoing benefit, the Purchase Price and other good and valuable consideration paid to Sellers at Closing pursuant to this Agreement and as a further inducement for Purchaser to enter into this Agreement, each Guarantor, hereby absolutely, unconditionally and irrevocably guarantees the full and timely performance of the indemnification obligations, covenants and conditions of each Seller pursuant to this Article 12.

12.6 Exclusive Remedy for Indemnification Loss. Except for claims based on fraud, the indemnification provisions in this Article 12 shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

13.	MISCELLANEOUS PROVISIONS

13.1 Notices.

13.1.1 Method of Delivery. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission with a confirmation sheet or e-mail, sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith. Any notice so given shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of facsimile transmission or e-mail, as of the date of the facsimile transmission or e-mail provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Sellers:	c/o Primrose Retirement Communities, LLC 815 N. 2nd Street Aberdeen, South Dakota 57401-2350 Attention: Brian Morgan
	Telephone No.: Facsimile No.:	(605) 226-3300 (605) 725-8732
E-Mail: bmorgan@primroseretirement.com

with a copy to:	Primrose Retirement Communities, LLC 815 N. 2nd Street Aberdeen, South Dakota 57401-2350
	Attention: Telephone No.: Facsimile No.:	Mark W. McNeary, General Counsel (605) 226-3300 ext 34 (605) 725-8732
E-Mail: mmcneary@primroseretirement.com

If to Purchaser:

CNL Properties Trust, LP

c/o CNL Lifestyle Properties, Inc.

450 South Orange Avenue, Suite 1200

Orlando, Florida 32801

Attention: Tracey Bracco, Esquire

Telephone No.: (407) 540-7595

Facsimile No.: (407) 540-2544

E-Mail: Tracey.Bracco@cnl.com

with a copy to:

Lowndes, Drosdick, Doster, Kantor & Reed, P.A.

450 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attention: John D. Ruffier, Esquire

Telephone No.: (407) 418-6414

Facsimile No.: (407) 843-4444

E-Mail: John.Ruffier@lowndes-law.com

13.1.2 Receipt of Notices. All Notices sent by a Party (or its counsel as contemplated below) under this Agreement shall be deemed to have been received by the Party to whom such Notice is sent upon (i) delivery to the address, facsimile number or e-mail address of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address, facsimile number or e-mail address, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 13.1.3.

13.1.3 Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 13.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 13.1.

13.1.4 Delivery by Party’s Counsel. The Parties agree that the attorney for a Party shall have the authority to deliver Notices on such Party’s behalf to the other Parties hereto.

13.2 Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

13.3 Assignment. Neither Purchaser nor Sellers shall assign this Agreement or any interest therein to any Person, without the prior written consent of the other Party which consent may be withheld in the other Party’s sole discretion, except however, Purchaser shall have the right to assign this Agreement, in whole or in part, to a CNL-sponsored fund or funds, or one or more Affiliates of such CNL-sponsored fund or funds, by providing written notice to Sellers no later than ten (10) Business Days prior to Closing; provided, however, that (a) such designation or assignment shall not be effective until Purchaser has provided Sellers with a fully executed copy of such designation or assignment and assumption instrument, and (b) no such assignment will relieve Purchaser from any of its duties or obligations under this Agreement.

13.4 Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective heirs and permitted successors, and assigns, each of whom shall be entitled to enforce performance and observance of this Agreement, to the same extent as if such heirs, successors, and assigns, were parties, hereto.

13.5 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement.

13.6 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(i) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

(ii) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

(iii) The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(iv) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(v) The terms “sole discretion” and “absolute discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

13.7 Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof if the essential provisions of this Agreement for each party remain valid, binding and enforceable.

13.8 Jurisdiction and Venue. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. Purchaser and Sellers agree to submit to the jurisdiction of Florida in connection with any claims or controversy arising out of this Agreement and that venue for such actions shall be in Orange County, Florida. Sellers

(for itself and all Sellers’ Indemnitees) and Purchaser (for itself and all Purchaser’s Indemnitees) hereby submit to jurisdiction and consent to venue in such courts, and waive any defense based on forum non conveniens, provided that any Party may seek injunctive relief or specific performance with respect to any of the Assets in the courts of the State in which such Assets are situated and may incorporate a claim against Sellers of such Asset with respect to any claim for injunctive relief or specific performance.

13.9 Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

13.10 Attorneys’ Fees. In connection with any disputes or actions arising out of the transactions contemplated by this Agreement, or the breach, enforcement or interpretation of this Agreement, the substantially prevailing party shall be entitled to recover, from the party not substantially prevailing, all reasonable costs and attorney, paralegal and expert fees incurred by the substantially prevailing party before trial, at trial, at retrial, on appeal, at all hearings and rehearings, and in all administrative, bankruptcy and reorganization proceedings.

13.11 Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement. For the limited purpose of updating the certificates to be executed and delivered at Closing reconfirming that all representations and warranties remain true and correct as of the Closing Date, the schedules shall be deemed supplemented by any relevant matters disclosed to Purchaser in any of the written reports, studies or like materials obtained by Purchaser from Purchaser’s consultants or agents after the Effective Date and/or any matters subsequently disclosed in writing by Sellers after the Effective Date; provided, however, that such disclosure shall in no way limit Purchaser’s pre-Closing rights hereunder.

13.12 Entire Agreement. This Agreement and the agreements to be executed and delivered in connection therewith set forth the entire understanding and agreement of the Parties hereto and shall supersede any other agreements and understandings (written or oral) between the Parties on or prior to the Effective Date with respect to the transactions described in this Agreement.

13.13 Further Assurances. Each of the Parties covenants and agrees to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may be reasonably necessary to carry out and effectuate the intent and purposes of this Agreement.

13.14 Effect of Delay and Waivers. No delay or omission to exercise any right or power accruing prior to or upon any breach, omission, or failure of performance hereunder shall impair any such right or power, or shall be construed to be a waiver thereof, and any such right or power may be exercised from time to time and as often as may be deemed expedient. In the event of any breach of any provision contained in this Agreement, thereafter waived by another Party, such waiver shall be limited to the particular waiving Party and to the particular breach in question and no other. No waiver or release of any term or provision of this Agreement shall be established by conduct, custom, or course of dealing, but solely by a document in writing duly authorized and executed by the waiving or releasing Party.

13.15 Amendments, Waivers and Termination of Agreement. No amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement, shall be valid unless in writing and executed and delivered by each of the Parties.

13.16 Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

13.17 Tax Disclosures. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 1.6011-4(b)(3)(iii) of the Treasury Regulations, Purchaser and Sellers (and each employee, representative, or other agent of Purchaser and Sellers) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to Purchaser or Sellers relating to such tax treatment and tax structure. However, any information relating to tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent, but only to the extent, reasonably necessary to enable Purchaser and Sellers to comply with applicable securities laws. For purposes hereof, “tax structure” means any fact that may be relevant to understanding the federal income tax treatment of the transaction.

13.18 Liability of Interest-Holders in Sellers and Purchaser and their Affiliates. Except for the Guarantor obligations set forth in Section 12.5 above, nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Sellers or Purchaser or their respective Affiliates for the payment or performance of the obligations or liabilities of Sellers or Purchaser.

13.19 Good Faith Efforts. The Parties agree to use commercially reasonable, good-faith efforts to effectuate the transactions contemplated by this Agreement.

[Remainder of page intentionally left blank;

Signatures on following pages]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer as of the date first set forth above.

SELLERS:

CASPER RETIREMENT, LLC, a South Dakota limited liability company

By:	/s/ James L. Thares
Name:	James L. Thares
Title:	President

GRAND ISLAND RETIREMENT, LLC, a South Dakota limited liability company

By:	/s/ James L. Thares
Name:	James L. Thares
Title:	President

BILLINGS RETIREMENT, LLC, a South Dakota limited liability company

By:	/s/ James L. Thares
Name:	James L. Thares
Title:	President

MARION RETIREMENT, LLC, a South Dakota limited liability company

By:	/s/ James L. Thares
Name:	James L. Thares
Title:	President

MANSFIELD RETIREMENT, LLC, a South Dakota limited liability company

By:	/s/ James L. Thares
Name:	James L. Thares
Title:	President

PURCHASER:

CNL PROPERTIES TRUST, LP, a Delaware limited partnership

By:	CNL Properties Trust GP, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Holly Greer
	Name:	Holly Greer
	Title:	Senior Vice President

The undersigned hereby joins in the execution of this Agreement for the purposes of acknowledging and accepting its obligations as Escrow Agent hereunder:

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:

Name:

Title:

The following Exhibits and Schedules omitted as not necessary to an understanding of the purchase and sale agreement.

Exhibit A-1 – Casper Fee Premises

Exhibit A-2 – Grand Island Fee Premises

Exhibit A-3 – Billings Fee Premises

Exhibit A-4 – Marion Fee Premises

Exhibit A-5 – Mansfield Fee Premises

Exhibit 8.3.1 – Closing Certificate

Exhibit 8.3.2 – Deeds

Exhibit 8.3.3 – Bill of Sale

Exhibit 8.3.5 – Assignment and Assumption of Intellectual Property

Exhibit 8.3.6 – Assignment and Assumption of Leases

Exhibit 8.3.7 – Assignment and Assumption of Resident Agreements

Exhibit 8.3.17 – Sellers’ Certificate

Exhibit 8.4.3 – Closing Certificate

List of Schedules

Schedule 1.1 – Facility Lease Terms

Schedule 2.2.5 – Tenant Leases

Schedule 2.2.6 – Intellectual Property

Schedule 2.2.7 – Facility Contracts

Schedule 2.2.8 – Licenses and Permits

Schedule 2.2.13 – Resident Agreements

Schedule 2.3.2 – Excluded Assets: Third-Party Assets